As filed with the Securities and Exchange Commission on October 18, 1996


                                            Registration Statement No. 333-10655
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         -------------------------------


                                 AMENDMENT NO. 2
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                         -------------------------------


                              STOCKER & YALE, INC.

             (Exact name of Registrant as specified in its charter)


                Massachusetts                               3815                                   04-2114473
       (State or other jurisdiction             (Primary Standard Industrial                    (I.R.S. Employer
     of incorporation or organization)           Classification Code Number)                   Identification No.)


                         -------------------------------


                                32 Hampshire Road
                           Salem, New Hampshire 03079
                                 (603) 893-8778
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)


                         -------------------------------



                                Mark W. Blodgett
                      Chairman and Chief Executive Officer
                                 Stocker & Yale
                                32 Hampshire Road
                           Salem, New Hampshire 03079
                                 (603) 893-8778
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         -------------------------------


                                   Copies to:
                              Stuart M. Cable, Esq.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                           Boston, Massachusetts 02109
                                 (617) 570-1000

                         -------------------------------



         Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


                         -------------------------------



         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is filed to register additional securities for post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

PROSPECTUS



                                 850,000 Shares

                              STOCKER & YALE, INC.

                                  Common Stock
                               ($0.001 par value)

                               -------------------


        All of the 850,000 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock") of Stocker & Yale, Inc. ("Stocker & Yale" or the "Company") are being offered (the "Offering") by the Company. The Company currently anticipates that Shares offered hereby will be offered at $5.00 per share. The Shares offered hereby may be offered and sold to different purchasers at different times. Accordingly, the price at which shares are purchased may differ depending on the date of sale. The Company may sell Shares offered hereby through one or more selling agents, and may also sell Shares directly to purchasers. See "Plan of Distribution."



        The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "STKR." On October 14, 1996, the last sale price for the Common Stock reported by the Nasdaq SmallCap Market was $6.00 per share. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." The Company intends to apply for the listing of the Shares offered hereby on the Nasdaq SmallCap Market.
See "PLAN OF DISTRIBUTION."


        See "RISK FACTORS" on page 6 for a discussion of certain factors that should be considered in connection with an investment in the Shares offered hereby.

        The Company expects to use the net proceeds of the Offering to provide funds for (i) certain capital expenditure requirements relating to the development of a fiber optic illumination product line and (ii) capital, capital expenditures, possible acquisitions and general corporate purposes, including the repayment of all or a portion of the amounts owed under a revolving line of credit with the Company's primary lender. See "USE OF PROCEEDS."
-------------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


==================================== =============================  ============================  ==============================
                                            Price to Public                Commissions(1)             Proceeds to Company(2)
Per Share...........................             $5.00                      $0.225/$0.15                     $4.86(3)
Total Minimum.......................        Not Applicable                 Not Applicable                 Not Applicable
Total Maximum.......................          $4,250,000                      $116,250                      $4,133,750
==================================== =============================  ============================  ==============================



(1) The Company (i) will pay a commission of $0.225 per Share set forth in this table to a third party in connection with the sale of 500,000 shares offered hereby and (ii) will pay a commission of $0.15 per Share set forth in this table to a third party in connection with the sale of 25,000 shares offered hereby. In the event that Shares offered hereby are sold through any selling agent, the Company may agree to indemnify the selling agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."


(2) Before deducting estimated offering expenses payable by the Company of $153,250.


(3) The proceeds to the Company reflected the average proceeds per share offered hereby and has been calculated giving effect to the differing Commissions payable in respect of the shares offered hereby.

                         -------------------------------


        The Shares are being offered on a best efforts basis by the Company and may be offered with the assistance of one or more selling agent. There is no arrangement to place the funds received in this Offering in escrow, trust or other similar arrangement and, accordingly, the proceeds may be used by the Company immediately following receipt thereof. The date of the termination of this Offering is the later of (i) the date on which all of the Shares have been sold, or (ii) October 31, 1996.

                         -------------------------------


October 18, 1996

                              AVAILABLE INFORMATION

        The Company is currently subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's following Regional Offices: Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60604 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World Wide Web Site, http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq SmallCap Market.

        The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities covered hereby, reference is made to the Registration Statement and to the exhibits thereto filed as a part thereof.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "RISK FACTORS." Investors should carefully consider the information set forth under "RISK FACTORS" prior to making a decision to purchase Shares in the Offering.


                                   The Company

        Stocker & Yale, Inc. ("Stocker & Yale" or the "Company") is a diversified manufacturing company engaged predominantly in the production of industrial fluorescent lighting products, thermal printers and recorders, and machine tool components. The Company operates in two company-owned facilities in Salem, New Hampshire and Fraser, Michigan. See "BUSINESS."

        For over 50 years, the Company's Stilson/Die-Draulics Division ("SDD Division"), located in Fraser, Michigan, has manufactured a wide range of machine tool components and material handling accessories which are used extensively in the construction and maintenance of assembly and conveying machinery. The SDD Division's customers are primarily in the automotive, appliance and packaging industries. SDD Division products are sold to over 5,000 customers both directly and through 45 worldwide distributors. See "BUSINESS--Current Operations" and "BUSINESS--Product Lines."

        The Company's Salem Division, located in Salem, New Hampshire, produces a broad array of inspection and measurement instruments and accessories, including industrial lighting products, chart recorders and thermal printers, and military watches and compasses. Lighting products represent the Company's fastest growing product line and are primarily sold in conjunction with microscopes and machine vision inspection systems. Since its founding, Stocker & Yale has been at the forefront of the design and development of industrial fluorescent lighting products and has been an innovator in this industry. The Company's products are used by a variety of participants in the semiconductor, computer assembly, laboratory, and robotics fields. The Company's lighting products are sold worldwide through a network of 125 microscope dealers and machine vision integrators. Under the "MFE" brand name, the Company also manufactures a range of thermal printer and recorder products for the test and measurement market. Further, Stocker & Yale has been a long-standing manufacturer and distributor of compasses and supplier of military watches to the U.S. Government, foreign governments, and the U.S. and foreign civilian market. Management intends to broaden the retail distribution of such compasses and watches in accordance with the Company's plan to further reduce its dependence on sales to the U.S. Government. See "BUSINESS--Current Operations" and "BUSINESS--Product Lines."

        During its 50 year history, the Company has built a loyal customer base and has developed brand names that are well-recognized within its customers' industries. Over the past five years, the Company's product and market diversity have enabled the Company to generate cash flow sufficient to substantially reduce debt and fund product research and development. The Company's long-term goal is to position the Salem Division as a single source for customers' diverse industrial lighting requirements, offering an expanded line of lighting products which will include fluorescent, fiber optic and halogen lighting. As part of this goal, the Company intends to utilize a portion of the net proceeds of this Offering to develop and market a line of fiber optic products to complement the Company's fluorescent lighting product line. Management believes that the fiber optics product line represents a logical extension of the Company's current lighting product line, and its planned entry into the fiber optics product line was largely prompted by demand from existing customers for such products. Further, management believes that the development of this product line will enable the Company to improve the utilization of space and production capacity at its Salem facility and to take advantage of the Company's years of experience in the development and distribution of lighting products. Management anticipates that the fiber optic business will be housed in the existing Salem facility. Management's goal is to increase its market share in both the machine vision and microscopy markets. The Company's market research suggests that by offering a more extensive line of lighting products, the Company may benefit from customer preference for a single source to fulfill all their lighting requirements. See "BUSINESS--Strategy."

        Over the last four years, management has focused on strengthening the Company's balance sheet and has achieved a significant reduction in the Company's long-term debt. More recently, management has focused on operational matters. In September 1995, the Company moved its headquarters to a larger, more efficient facility in New Hampshire which will better accommodate any future expansion. The Company is now in the process of building up its engineering team in order to accelerate product development. The Company has reorganized its sales department to increase the frequency of customer contact and to accommodate the Company's growing emphasis on its lighting business. While, historically, the Company has used proceeds from equity and debt financings to reduce both the size and cost of its outstanding indebtedness, management anticipates that proceeds from the Offering will augment the Company's free cash flow available for investment in its core operations. See "BUSINESS--Strategy" and "USE OF PROCEEDS."

        Stocker & Yale is located at 32 Hampshire Road, Salem, New Hampshire 03079, and its telephone number is (603) 893-8778.

                                  The Offering


Common Stock offered by the Company...........................  850,000 shares
Common Stock to be outstanding after the Offering.............  2,562,914 shares (1)
Use of Proceeds by the Company................................  The proceeds of the Offering (net of Offering expenses) will be used to provide (i) approximately $1.5 million of available capital for the expansion of industrial lighting businesses through introduction of fiber optic illumination products;
                                                                and (ii) funds for working capital, capital expenditures,
                                                                possible acquisitions and general corporate purposes,
                                                                including the repayment of all or a portion of the amounts owed under a revolving line of credit. See "USE OF
                                                                PROCEEDS."
NASDAQ SmallCap Market symbol.................................  STKR

-------------------
(1) Based on the number of shares outstanding as of September 30, 1996, excludes, in the aggregate, 419,491 shares of Common Stock issuable upon exercise of options granted (i) in connection with the Merger (as defined below), (ii) pursuant to the Company's Amended and Restated 1994 Stock Option Plan, (iii) pursuant to the Company's 1996 Stock Option and Incentive Plan, (iv) outside of either plan, and (v) shares of Common Stock issuable upon the conversion of certain convertible debt issued by the Company. As of September 30, 1996 the weighted average exercise price of such options and such convertible debt was $6.66 per share. See "RISK FACTORS--Dilution."

                                  Risk Factors

        Prospective purchasers of Common Stock in the Offering should consider carefully the matters set forth under caption "RISK FACTORS," on page 6, as well as the other information set forth in this Prospectus.

                              Plan of Distribution

        The Company may sell the Shares through agents or dealers, directly to one or more individual, institutional or other purchasers or through any combination of these methods of sale. The distribution of the Shares may be effected in one or more transactions at $5.00 per share. There is no arrangement to place the funds received in this Offering in escrow, trust or similar arrangement and, accordingly, any proceeds may be used by the Company immediately following receipt thereof. Mark W. Blodgett, Chairman and Chief Executive Officer of the Company, or an entity affiliated with Mr. Blodgett has indicated an interest in purchasing Common Stock in the Offering on the same terms and conditions, including as to price, as all other purchasers in the Offering. The date of the termination of this Offering is the later of (i) the date on which all of the Shares have been sold, or (ii) October 31, 1996. See "PLAN OF DISTRIBUTION."


               Summary Selected Consolidated Financial Information

        The summary consolidated financial data of the Company have been derived from the Company's interim financial statements, which have been prepared by the Company without audit, and from the Company's audited financial statements for the fiscal year ended December 31, 1995. The summary consolidated financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," with the interim consolidated financial statements and notes thereto, and with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 1995.

                                                                                                  Six Months Ended
                                                       Years Ended December 31,                       June 30,
                                                1991       1992      1993     1994     1995        1995       1996
                                                ----       ----      ----     ----     ----        ----       ----
                                                             (Dollars in thousands)
Statement of Operations Data:
   Net Sales..............................  $   12,889  $ 10,993  $ 10,224  $ 11,179  $ 13,005   $  6,447   $  5,576
   Gross Profit...........................       4,765     4,532     3,868     4,108     4,619      2,437      1,997
   Operating Income ......................       1,484     1,109       654       534       582        443         65
   Interest Expense, net..................     (1,782)   (1,449)   (1,292)     (755)     (662)      (334)      (300)
   Extraordinary Items....................         -         -         -       3,594       -          -          -
   Net Income (loss)......................       (399)     (418)     (455)     3,337     (310)          6      (199)
Balance Sheet Data (at end of period):
   Total Assets...........................  $   20,204  $ 19,467  $ 19,904  $ 19,047  $ 19,781   $ 19,687   $ 19,361
   Total Debt(1)..........................      16,123    16,013    14,853     6,745     6,930(2)   6,253      6,823(2)
   Stockholders' Equity...................       1,411     1,243     1,140     8,158     8,624      8,941      8,426
Other Data:
   Depreciation and Amortization..........  $      875  $    951  $  1,177  $  1,118  $    976   $    556   $    487
   Capital Expenditures...................         559       179       109        57     2,032         74        110

-------------------

(1) Total debt consists of current portion of long term debt, long term lease obligation, long term debt to senior lender, mortgage note and subordinated notes payable.

(2) Total debt does not take into consideration offset of a $1.0 million note receivable which is included in total assets. After giving effect to the note receivable, the Company's total debt would be $5.93 million at December 31, 1995 and $5.82 million at June 30, 1996, and the Company's total assets would be $18.78 million and $18.36 million at the equivalent periods. The offset is not appropriate for financial reporting purposes because of timing differences between the maturity of the note receivable and the maturities of the debt.

                                  RISK FACTORS

        The following risk factors should be carefully considered in addition to the other information contained in this Prospectus before purchasing the Shares offered hereby.

Competition

        The Company operates in a highly competitive marketplace. The Company believes that participants in its respective markets compete primarily on the basis of product characteristics (such as design, style and functional performance), product quality, service, brand name recognition and price. Some of the Company's competitors have greater financial and other resources than the Company, and the Company's cash flow from operations could be adversely affected by competitors' new product innovations and pricing changes made by the Company in response to competition from existing or new competitors. The level of competition in the markets in which the Company operates can have a substantial detrimental effect on the prices that the Company can charge for its products and, consequently, can adversely impact the Company's revenues and profitability. The Company's future results will depend in part on the Company's ability to enhance its existing products and introduce new products. New product introductions can be unsuccessful, and successful product introductions can be displaced by product innovations subsequently introduced or imitated by competitors. As a result of these and other factors, there can be no assurance that the Company will successfully maintain its market position. See "BUSINESS--Competition and Competitive Position."

Dependence on Technology

        Certain of the Company's product lines, especially those sold under the "MFE" brand name, compete in a market characterized by on-going technological development. The success of these products depends, in part, on the Company's ability to adapt its products to technological changes in the industry. In addition, the Company has limited resources to allocate among its research and development efforts, and the amount, if any, allocated to any one product line may not be sufficient to enable the Company to preserve any competitive advantages which the Company's products may have or to compete with technological developments by the Company's competitors. There can be no assurance that the technology used in the Company's products has not been or will not be superseded by technological innovations. See "BUSINESS--Product Lines" and "BUSINESS--Patents and Trademarks."

New Business Initiatives

        From time to time, the Company considers entering into new lines of business. Presently, the Company intends to expand its line of lighting products to include a complete line of fiber optics products. There can be no assurance that the Company will enter into any new lines of business or that, if undertaken, such initiatives will not adversely affect the Company's results of operations. In addition, the entry into new product lines would be likely to involve the risks ordinarily attendant to the implementation of new business initiatives including, without limitation, the incurrence of start-up costs, and competition with other manufacturers and distributors which may have greater experience, expertise and resources with respect to such products than the Company. See "BUSINESS--Strategy" and "USE OF PROCEEDS."

Uncertainties of Acquisition Strategy

        From time to time, the Company evaluates and considers potential acquisitions of business or assets to complement or expand its product lines or business. No assurance can be given that suitable acquisition candidates can be acquired on acceptable terms or that future acquisitions, if completed, will be successful. Future acquisitions by the Company could result in the incurrence of debt, the potentially dilutive issuance of equity securities and the incurrence of contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, operating results and financial condition. The success of any completed acquisition will depend on the Company's ability to integrate effectively the acquired business or assets into the Company. The process of integrating acquired business or assets may involve numerous risks, including difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has limited or no direct prior experience and the potential loss of key employees of the acquired businesses. The Company has no present understandings, commitments or agreements with respect to any acquisition. See "BUSINESS--Strategy."

No Minimum Offering Amount/No Escrow

        There is no minimum amount of proceeds required to be raised in order for the Offering to be consummated and, consequently, all proceeds may be utilized by the Company immediately. The Offering does not contemplate that funds will be placed in escrow pending the satisfaction of any conditions or threshold. In addition, there can be no assurance that the proceeds of the Offering will enable the Company to achieve the goals set forth under "USE OF PROCEEDS," such as developing the fiber-optics line of industrial lighting. If less than the amount of the total expenses relating to the Offering is raised in the Offering, all funds may be used to pay for expenses relating to the Offering. See "USE OF PROCEEDS."

History of Losses; Uncertainty of Future Profitability.

        The Company has experienced operating losses (before extraordinary items) during recent fiscal years. The Company may continue to experience operating losses over the foreseeable future. The amount of net losses the Company may incur and the time required by the Company and its ability, if any, to reach or sustain profitability are uncertain. See "SELECTED CONSOLIDATED FINANCIAL DATA" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

Control by Certain Stockholders

        Upon completion of the Offering, the executive officers and directors of the Company will collectively own or control 35.0% of the Company's Common Stock, assuming that all of the Shares offered hereby are sold and that no Shares are purchased by such executive officers and directors. Accordingly, these persons will have the ability to control the Company's Board of Directors and, therefore, the business, policies, executive compensation, and affairs of the Company. Furthermore, such control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock. See "SECURITY OWNERSHIP."

Potential Fluctuations in Quarterly Results

        Given the long sales cycle in some of the Company's market sectors and customers' political and budgetary conditions, revenue can vary substantially on a monthly and quarterly basis. Accordingly, the timing and delivery requirements of customers' orders, particularly in the case of U.S. Government contracts, may have a material effect on the Company's operations and financial results during any reporting period. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS."

Risks Associated with Goodwill

        Goodwill associated with the acquisition of the Company on June 14, 1989 is being amortized over forty years in the amount of approximately $269,000 per year. At June 30, 1996, the balance of goodwill remaining to be amortized was $8,860,506. This amortization of goodwill is not deductible for tax purposes, resulting in income tax provisions that are higher than the statutory rates. It is likely that for the foreseeable future the Company's operating results will be adversely impacted by such goodwill amortization and comparatively high effective tax rates. If an impairment in the carrying value of the Company's goodwill should occur, the Company would reduce the carrying amount to its fair market value and record the amount of that reduction as a charge to the Company's income. Due to the lengthy remaining amortization period, there can be no assurance that such a reduction in realizable value will not occur. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

Risks Associated with International Operations

        The Company established S & Y Hong Kong Ltd. in March 1995 for purposes of distributing and selling certain of its products throughout Southeast Asia. As a result, the Company is subject to risks associated with operating in a foreign country, including fluctuations in foreign currency exchange rates, imposition of limitations on conversion of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments on foreign subsidiaries, hyperinflation and imposition or increase of investment and other restrictions by foreign governments. Although such risks have not had a material adverse effect on the Company, no assurances can be given that such risks will not have a material adverse effect on the business, results of operations and financial condition of the Company in the future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS."

Dependence on Key Personnel

        The Company is highly dependent on its senior and middle management. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect the Company's business, results of operations and financial condition. See "MANAGEMENT."

Risks Associated with Environmental Matters

        The Company's operations are subject to federal, state, and local laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. While the Company believes it is in material compliance with those laws and regulations, there can be no assurance that the Company will not incur significant costs to remediate violations thereof or to comply with changes in existing laws and regulations (or the enforcement thereof). Such costs could have a material adverse effect on the Company's business, results of operations, and financial condition. See "BUSINESS -- Compliance with Environmental Laws."

Unpredictability of Patent Protection and Other Intellectual Property

        While the Company has been issued patents with respect to certain of its products, there can be no assurance that others will not independently develop similar or superior products or technologies, duplicate any of the Company's designs, processes or other intellectual property or design around any processes or designs on which the Company has or may obtain patents. In addition, it is possible that third parties may have or acquire licenses for other technology or designs that the Company may use or desire to use. As a result, the Company may need to acquire licenses to use such technology or designs of third parties. There can be no assurance that any such license would be made available to the Company on acceptable terms, if at all. The Company also relies on trade secrets and proprietary information that it seeks to protect. There can be no assurance that the Company will be successful in protecting such trade secrets or proprietary information against unauthorized use by others or disclosure by persons who have access to them, such as employees of the Company. See "BUSINESS--Patents and Trademarks."

Possible Volatility of Stock Price

        The market price of the Company's Common Stock may be subject to significant fluctuation in response to variations in quarterly operating results and other factors, such as announcements of product innovations by the Company or its competitors or other events. Moreover, the stock market has in recent years experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as economic conditions generally and in the industries in which the Company competes specifically, may adversely affect the market price of the Company's Common Stock.

Potential Impact of Shares Eligible for Future Sale


        Sales of substantial amounts of Common Stock in the public market following the offering could have an adverse effect on the market price of the Common Stock. In addition to the 850,000 Shares offered hereby, previously issued and outstanding shares of Common Stock are currently eligible for sale subject to the provisions of applicable securities laws. The Company issued options to purchase shares of Common Stock in connection with the merger (the "Merger") of the Company with Brower Exploration, Inc., a Wyoming corporation ("Brower"), which options are currently eligible for exercise. The Company has also granted options to purchase 133,440 shares of Common Stock pursuant to its Amended and Restated 1994 Stock Option Plan and options to purchase 42,000 shares of Common Stock outside of any plan, all of which are eligible for resale subject to the provisions of Rule 701 under the Securities Act. In addition, the Company intends to file a registration statement covering the shares of Common Stock reserved for issuance under the Company's 1996 Stock Option and Incentive Plan and, accordingly, such shares issued under the 1996 Stock Option and Incentive Plan will be eligible for sale in the public market, subject, with respect to affiliates of the Company, to compliance with applicable Rule 144 limitations. Finally, the Company has issued certain subordinated notes convertible, at the option of the holder, into 183,051 shares of Common Stock, which, upon conversion, would be eligible for sale subject to the provisions of Rule 144.


Immediate and Substantial Dilution.

        Purchasers of the shares of Common Stock will incur an immediate and substantial dilution in the net tangible book value of the Common Stock of $3.68 per share, at an assumed public offering price of $5.00 per share. See "DILUTION."


                                 USE OF PROCEEDS


        Because there is no minimum for the number of Shares of Common Stock offered hereby and because the Company currently anticipates that the Shares will be offered at $5.00 per share, the Company cannot determine the proceeds from the sale of the Shares offered hereby. However, the net proceeds from the sale of the 850,000 Shares offered by the Company in the Offering, assuming all of the Shares offered hereby are sold in the Offering and assuming a price per share to the public of $5.00 and after deducting commissions and offering expenses payable by the Company, will be approximately $3,980,500 The Company expects to use the proceeds of the Offering first to pay expenses incurred in connection with the Offering and second to provide (i) available capital for certain expenditure requirements relating to the development of its fiber optic illumination product line to complement its existing industrial fluorescent lighting products and (ii) working capital, capital expenditures, possible acquisitions and general corporate purposes, including the repayment of all or some of the amounts owed under a revolving line of credit with the Company's primary lender. The Company intends to make capital expenditures of approximately $1.5 million in connection with the initial development of a fiber optic illumination product line. However, management may adjust this capital expenditure and product development program in response to market and general economic factors, among other considerations. The Company intends to use the net proceeds of the Offering initially to repay some or all of the amounts owed to Fleet National Bank pursuant to a revolving credit facility. Because such credit facility is a revolving facility, such repayment will make funds available for reborrowing. The Company intends to use a portion of the amounts available under such revolving credit facility to fund the development of a fiber optic product line. Amounts outstanding under the revolving credit facility are due March 31, 1998 and, as of June 30, 1996, the interest rate with respect to amounts outstanding under such revolving credit facility was 8.75%. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION--Liquidity and Capital Resources." The Company has no present understandings, commitments or agreements with respect to any possible acquisition. All of the proceeds of the Offering may be used by the Company immediately following receipt thereof. No assurance can be given that the Company will be able to sell all 850,000 shares of Common Stock offered hereby. If the net proceeds from the sale of all or a portion of such Shares is less than $1.5 million, the Company may be required to seek additional funds through equity or debt financings to fund its initiative to develop a fiber optic illumination product line and its other business activities. In the event that less than all of the Shares offered hereby are sold, the Company's priority is to use proceeds to pay expenses incurred in connection with the Offering and then to fund anticipated capital expenditures relating to the initial development of a fiber optic illumination product line.

                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

        Since January 29, 1996, the Company's Common Stock has been listed and traded on the Nasdaq SmallCap Market (the "Nasdaq SmallCap") under the symbol "STKR." From May 11, 1994 until December 28, 1995, the Company's Common Stock was listed and traded on the Senior Board of the Vancouver Stock Exchange (the "VSE") under the symbol "SYI." On December 28, 1995, the Company consummated a one- for-five reverse stock split (the "Reverse Stock Split") and in connection therewith became listed and traded on the VSE under the symbol "SYL." On May 10, 1996, the Company delisted its Common Stock from the VSE. Accordingly, from January 29, 1996 to May 10, 1996, the Company's Common Stock was listed and traded on both the Nasdaq SmallCap and the VSE. Presently, the Common Stock is listed and traded on the Nasdaq SmallCap.

        On May 11, 1994, the Company consummated its initial public offering (the "Initial Public Offering") of Common Stock and began trading on the VSE. The offering price in the Company's Initial Public Offering (after giving effect to the Reverse Stock Split) was $7.25 per share when converted to U.S. dollars at the exchange rate for Canadian dollars in effect on such date.

Market Information

        Set forth below are the high and low bids for each of the ten fiscal quarters since the Company's Initial Public Offering as indicated:


                                                              High(1)                   Low(1)
         Quarter ended June 30, 1994                          $8.00                     $5.76
         Quarter ended September 30, 1994                     $7.26                     $5.21
         Quarter ended December 31, 1994                      $7.45                     $4.75
         Quarter ended March 31, 1995                         $5.35                     $3.85
         Quarter ended June 30, 1995                          $5.30                     $3.65
         Quarter ended September 30, 1995                     $5.80                     $4.10
         Quarter ended December 31, 1995                      $5.50                     $3.15
         Quarter ended March 31, 1996                         $6.25                     $4.50
         Quarter ended June 30, 1996                          $6.25                     $5.25
         Quarter ended September 30, 1996                     $6.00                     $4.875


(1) Each of the amounts set forth below for periods ending on or prior to December 31, 1995 is based on the exchange rate in effect for Canadian dollars on the date of the high and low bids.

        The Company had 1,712,914.6 shares of Common Stock issued and outstanding as of September 30, 1996. As of September 30, 1996, there were outstanding options to purchase approximately 419,491 shares of Common Stock.

Holders

        As of March 12, 1996, there were approximately 1,317 stockholders of record of the Company's common stock.


                                 DIVIDEND POLICY

        The Company presently is restricted from payment of dividends under the terms of its senior credit facility, and therefore, the Company does not expect to declare or pay any dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will
                                       10
depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and general business conditions.

                                    DILUTION


        The net tangible book value (deficit) of the Company as of June 30, 1996 was $(593,658) or $(0.35) per share of Common Stock. "Net tangible book value (deficit) per share" represents the tangible assets of the Company less liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 850,000 shares of Common Stock offered hereby (assuming a public offering price of $5.00 per share) and the application of the estimated net proceeds therefrom of $3,980,500, the pro forma net tangible book value of the Company as of June 30, 1996 would have been approximately $3,386,842 or $1.32 per share. This represents an immediate increase in net tangible book value of $1.67 per share of Common Stock to existing Shareholders and an immediate dilution of $3.68 per share to new investors. "Dilution per share" represents the difference between the price per share to be paid by new investors for the shares of Common Stock issued in the Offerings and the pro forma net tangible book value per share as of June 30, 1996. The following table illustrates the dilution per share as described above:



Assumed public offering price per share.......................                                       $5.00

   Net tangible book value (deficit) per share
     before the Offering......................................           $(0.35)

   Increase in net tangible book value per share
     attributable to the Offering(1)..........................                                       $1.67

Pro forma net tangible book per share value after
   the Offering...............................................             $1.32

Dilution per share to new investors...........................                                       $3.68

--------------

(1) Assuming the sale of all of the 850,000 Shares offered hereby at an assumed public offering price of $5.00 per share.

                                 CAPITALIZATION


        The following table sets forth the historical capitalization of the Company as of June 30, 1996 and as adjusted to give effect to the sale of 850,000 shares of Common Stock in the Offering and assuming an Offering price of $5.00 per share and the application of the net proceeds as set forth under "USE OF PROCEEDS." This table should be read in conjunction with the "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources" and the financial statements of the Company, including notes thereto, included elsewhere in this Prospectus.



                                                                                        June 30, 1996
                                                                                Historical      As Adjusted(1)
                                                                                   (Dollars in thousands,
                                                                                   except per share data)
Cash and cash equivalents..................................................      $     26        $    4,006

Current portion of long-term debt..........................................           312               312

Mortgage Note..............................................................         1,500             1,500

Long-term debt:

   Revolving credit facility...............................................      $  2,333        $    2,333

   Term loan...............................................................         1,256             1,256

   Subordinated convertible debenture......................................         1,350             1,350

      Total long-term debt.................................................         4,939             4,939

Stockholders' equity:

Common Stock, par value $0.001, 2,400,000 authorized and 1,712,914.6 shares issued and outstanding; 10,000,000 authorized and 2,562,914.6 shares issued and outstanding as adjusted(2)(3)

   Paid-in capital.........................................................      $  6,848        $   10,828

   Retained earnings.......................................................         1,578             1,578

      Total stockholders' equity...........................................         8,426            12,406

Total capitalization.......................................................        15,177            19,157

------------------

(1) Assumes that all of the Shares offered hereby are sold in the Offering and assumes a per share price to the public of $5.00. See "USE OF PROCEEDS."


(2) Common Stock adjusted for: (a) the increase in the number of shares authorized for issuance to 10,000,000 and (b) the increase in the number of shares issued for the Shares issued in the Offering and assuming that 850,000 shares are sold in the Offering.

(3) Excludes 419,491 shares of Common Stock which were subject to outstanding stock options (i) issued in connection with the Merger, (ii) granted pursuant to the Company's Amended and Restated 1994 Stock Option Plan, (iii) pursuant to the Company's 1996 Stock Option and Incentive Plan and (iv) granted outside of either plan, and (v) issuable upon the conversion of certain convertible debt issued by the Company. As of September 30, 1996, the weighted average exercise price of such options and such convertible debt was $6.66 per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the financial statements of the Company, including notes thereto, appearing elsewhere in this Prospectus.

Overview

        There have been many changes in the Company, its business and its financial condition over the past two years. As a result of certain cutbacks in defense spending during recent years, the Company experienced a dramatic reduction in U.S. Government contract business after the completion of its last lensatic compass contract in late 1992. The Company's management formulated a strategy to transition the Company's primary business away from government contract dependence and toward other aspects of the business. Manpower was reduced to save costs, and other resources were reallocated to strengthen manufacturing, selling and design of non-government products. Research and development staff and equipment were increased to improve product development cycle time. Simultaneously, domestic and foreign marketing and sales efforts were increased.

        Management also developed a plan to strengthen the financial condition and capital structure of the Company. The going private transaction in 1989 resulted in very high debt ($19 million) and interest expense (initially over $2 million per year) which absorbed all of the Company's working capital. As a result of certain repurchases of its then-outstanding debt and equity securities and the Initial Public Offering of the Company's Common Stock, the Company experienced a 54% reduction of long-term debt and an increase of over 700% in stockholder's equity from $1,139,500 at December 31, 1993 to $8,157,937 at December 31, 1994.

        In the first six months of 1995, the Company completed additional private placements for gross proceeds of $700,000, and refinanced its senior credit facility which was scheduled to mature in June 1995. The new credit facility provides a total amount available at $8 million with varying maturities beginning in August 1995 and extending until March 2000, and includes a $4 million revolving line of credit (subject to available collateral and collateral limits) of which the Company had approximately $2.3 million outstanding as of June 30, 1996. In September 1995, the Company acquired a new manufacturing facility and sold its existing facility in Beverly, Massachusetts. The Company headquarters and one operating division were relocated to an approximately 80,000 square foot building in Salem, New Hampshire. The Company believes that this relocation will reduce operating costs, facilitate future growth and improve manufacturing efficiency in the long-term.

        In connection with the partial prepayment of the term loan portion of the Company's indebtedness to the Bank and the release of the mortgage granted to the Bank with respect to the Company's former headquarters in Beverly, Massachusetts, the Company issued to Beverly Hospital Corporation ("BHC") a promissory note (the "BHC Note") in an initial principal amount of $1,500,000. The Company refinanced the BHC Note as of August 29, 1996 by issuing a note to Primary Bank ("Primary") in an initial principal amount of $1,500,000 (the "Primary Note"). The Company owns its Salem, New Hampshire facility subject to a mortgage granted by the Company to Primary to secure the obligations of the Company under the Primary Note.

        The Company had no material commitments for capital expenditures as of the close of the fiscal year ended December 31, 1995. During the first six months of 1996, the Company's expenditure for capital equipment totaled $110,073.

Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

        Revenues declined $871,228 from $6,447,452 in the six months ended June 30, 1995 to $5,576,224 in the six months ended June 30, 1996. Approximately 65% of the sales drop was experienced in the Company's thermal printer and recorder business, which declined $569,283 from $1,295,392 in the six months ended June 30, 1995 to $726,109 in the equivalent period in the current year, largely due to the Company's original equipment manufacturer ("OEM") customers experiencing economy-related lower volumes and inventory overstocks in 1996 and to the fact that in 1995 sales benefited from final deliveries against a large order from a single customer. The remainder of the revenue decline is largely attributable to reduced sales of the Company's electronic ballasts which declined $404,637 to $260,073 in the first half of 1996 from $664,710 in the first half of 1995. Reduced sales in this product line resulted from the Company's decision to withdraw from this market, which has become increasingly commodity price-driven, to focus on sales of higher margin products. Primarily as a result of this redirection, sales of industrial task lighting products increased 22% from $1,000,464 in the six months ended June 30, 1995 to $1,221,068 in the six months ended June 30, 1996.

        Gross Profit declined from $2,436,601 in the first half of 1995 to $1,996,772 in the first half of 1996, primarily due to reduced cost absorption associated with lower revenues. Operating costs decreased from $1,993,757 to $1,931,456, and interest expense decreased from $334,288 to $300,140 in the comparable periods. The difference between the effective tax rates is primarily due to non-deductible amortization.

        On May 3,1996, the Company refinanced $1,000,000 of 13.5% subordinated notes which were to mature on May 6, 1996, with $1,350,000 of 7.25% convertible subordinated notes which will mature on May 1, 2001. The convertible subordinated notes may be converted, at any time at the option of the holder, into shares of Common Stock at a conversion price of $7.375 per share, subject to certain adjustments.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

        The 1995 operating results were significantly impacted by nonrecurring expenses totaling approximately $359,000 associated with the sale and relocation of the Company's headquarters and the registration of the Company's common stock under the Securities Exchange Act of 1934. On September 1, 1995, the Company completed the sale of its Beverly, Massachusetts facility and simultaneous purchase of new headquarters in Salem New Hampshire. The transactions resulted in a loss for financial reporting purposes of $282,565, and for tax purposes were structured as a like-kind exchange and an installment sale. The Beverly property was sold for a total of $2.2 million, $1,200,000 cash and a $1,000,000 note from the buyer which is secured by a letter of credit. The Company reduced its Term Loan by $1,100,000 in order to release the mortgage granted to the Bank with respect to the Beverly property. The Salem facility was financed by a $1,500,000 note which is payable on or before September 1, 1996. The note bears interest at Prime Rate plus 2% through February, 1996, Prime Rate plus 3% from March 1 through May 31, 1996, and Prime Rate Plus 4% thereafter; interest is payable monthly in arrears. The Company intends to refinance this note prior to its date of maturity. The Company also recorded operating expenses of $56,616 relating to the physical relocation and approximately $20,000 of professional fees relating to the registration of the Company's common stock under the Securities Exchange Act of 1934. Management notes that without the effect of these nonrecurring expenses, the Company would have recorded a pretax loss of approximately $3,000.

        Net revenues increased 16% to $13 million in 1995, from $11.2 million in 1994, due primarily to improved sales of industrial lighting products and increased sales to the United States government. Industrial lighting sales were $3.1 million in 1995 as compared with $2.1 million in 1994, reflecting increased demand for electronic ballasts in the first quarter of 1995 as well as a general increase in volume across the lighting product line. Sales to the U. S. government increased from $0.3 million in 1994 to $1.5 million in 1995, with most of the increase attributable to a contract for borescopes totaling $338,776 and to shipments totaling $538,942 which were made against a contract for navigator's watches, and the balance coming from increased demand for the U.S. Army watch under a requirements contract with the General Services Administration.

        Operating income increased from $533,528 in 1994 to $582,263 in 1995, and constituted 4.8% and 4.5% of revenue in such periods, respectively. Gross Profit increased from $4.1 million in 1994 to $4.6 million in 1995, although as a percentage of revenues gross profit decreased from 36.8% in 1994 to 35.5% in 1995, reflecting the increase in revenues in relatively low margin products, specifically the increased sales of electronic ballasts which are a commodity item. Operating costs increased from $3,574,832 in 1994 to $4,036,242 in 1995, but declined as a percentage of revenue from 32% in 1994 to 31% in 1995.

        Net income decreased from $3,336,606 in 1994 to a loss of $309,939 in 1995, reflecting the absence in 1995 of an extraordinary gain of $3,594,200 recorded in 1994. The 1994 extraordinary item was related to the discharge of certain indebtedness.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

        During 1994 the Company accomplished significant restructuring of its debt by means of its Initial Public Offering in May and a private placement of stock in November, which netted combined proceeds of $3,665,000. The Initial Public Offering enabled the Company to repurchase subordinated notes and associated accrued interest totaling $7.4 million at a cost of $2.5 million. This transaction substantially reduced Company debt and interest expense, increased equity, and resulted in a gain, net of taxes and expenses, of $3.5 million, which is recorded as an extraordinary credit in accordance with Generally Accepted Accounting Principles.

        Revenues increased 9.3% to $11.2 million in 1994, from $10.2 million in 1993, due primarily to improved sales of the Company's SDD Division's machine components and accessories product lines. SDD Division revenues increased 20% from $3.8 million in 1993 to $4.6 million in 1994, as a result of improved general economic conditions in the U.S. industrial sector and intensified marketing efforts with customers and sales representatives. Changes in net sales in 1994 and 1993 were substantially volume-driven. There were no significant increases or decreases in product pricing from 1993 to 1994.

        Operating expenses increased from $3,213,571 in 1993 to $3,574,832 in 1994, primarily reflecting increased personnel costs associated with higher revenues, including the addition of a President at the SDD Division and the revitalization of incentive compensation programs. The percentage of operating costs to total revenues remained relatively flat at 31.4% in 1993 and 31.9% in 1994.

        In spite of increasing interest rates, interest expenses decreased by 42%, from $1,292,300 in 1993 to $754,868 in 1994. The decrease reflects the reduction by 54.8% of the Company's debt from $14,783,503 in 1993 to $6,679,156 in 1994. The debt reduction was achieved primarily through the repurchase of the subordinated notes and also through systematic reductions of the Company's bank debt. Before the extraordinary credit, the Company decreased its net loss by 43% to $257,594 in 1994 from $454,735 in 1993. The improvement was due primarily to reduced interest expense.

Effects of Inflation

        In recent years, inflation has been modest and has not had a material impact upon the results of the Company's operations.

Liquidity and Capital Resources

        The Company finances its operations primarily through third party credit facilities and cash from operations. Net cash provided by operations was $249,140 in 1995 and $376,590 in 1994. Cash used for financing activities in the same years was $936,563 and $57,190 respectively, reflecting in 1995 the purchase of the new Company headquarters and the sale of the previous facility. Net cash provided by operations was $286,800 for the six months ended June 30, 1996, compared to $6,266 for the same period in 1995.

        In May 1996, the Company refinanced its $1,000,000 in 13.5% Subordinated Notes due May 6, 1996 through proceeds realized from the issuance of $1,350,000 in 7.25% Convertible Subordinated Notes due May 1, 2001 (the "Notes"). The Notes may be converted at any time, at the option of the holder, into shares of Common Stock at a conversion price of $7.375 per share, subject to adjustment as provided in the Convertible Subordinated Note Purchase Agreement (the "Purchase Agreement"). Excess proceeds above those amounts used to refinance the 13.5% Subordinated Notes were used for general working capital purposes, including the costs of the issue. Payment of principal and interest on the Convertible Subordinated Notes are subordinated to all existing and future indebtedness of the Company to banks and financial institutions. The Notes are unsecured and are redeemable at the option of the Company at any time after May 1, 1998, under a formula specified in the Purchase Agreement.

        The Company's primary third party financing relationship is with Fleet National Bank (the "Bank"). The initial Credit Agreement (the "Initial Credit Agreement") included provisions for revolving loans due March 31, 1998 (the "Revolving Loans"), a long-term loan due March 1, 2000 (the "Term Loan"), and a short-term loan due August 1, 1995 (the "Short-Term Loan"), in an aggregate principal amount of $6,967,000. The Initial

Credit Agreement has been amended by that certain Waiver and Amendment No. 1 to the Credit Agreement, dated as of August 16, 1995 (the "First Amendment"); by that certain Consent under, and Second Amendment to, Credit Agreement and Amendment to Term Note, dated as of August 25, 1995 (the "Second Amendment"); Waiver and Amendment No. 3 to the Credit Agreement, dated as of March 15, 1996 (the "Third Amendment"); and by Waiver and Amendment No. 4 to the Credit Agreement, dated as of August 13, 1996 (the "Fourth Amendment"). The Initial Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment is herein referred to as the "Credit Agreement." The Short Term Loan was paid as agreed in August, 1995. As of June 30, 1996, $2,332,665 and $1,417,505 were outstanding under the Revolving Loans and the Term Loan, respectively. As of June 30, 1996, the interest rate on both the Revolving Loans and the Term Loan was 8.75%. As of such date, $163,190 was available for borrowing under the Revolving Loan.

        The Loans under the Credit Agreement bear interest at rates that may be adjusted from time to time as follows: (a) in the case of Revolving Loans, at a rate equal to the Bank's base rate plus 1/2% or, at the election of the Company, the London Inter-Bank Offered Rate ("LIBOR") plus a margin ranging from 2 3/4% to 2% depending on the Company's net worth; (b) in the case of the Term Loan, at a rate equal to the Bank's base rate plus 1/2% or, at the election of the Company, LIBOR plus a margin of 2 3/4%, or (c) in the case of the Short-Term Loan, at the Bank's base rate plus 2%. Under certain circumstances, the Company may request that a portion of the Revolving Loans and/or of the Term Loan may bear interest for a period of not less than one year at a rate of interest determined by the Bank to be the equivalent fixed-rate yield to the Bank of its base rate plus 1/2%. In connection with the Second Amendment and the releases of the Bank's mortgage on the Company's former headquarters in Beverly, Massachusetts, the Company made a partial prepayment of the Term Loan in an amount of $1,100,000.

        In accordance with the Credit Agreement, the outstanding principal of the Term Loan is to be repaid in sixty installments as follows: (i) five consecutive monthly installments of $23,059.00 until and including August 1995,
(ii) fifty-four consecutive monthly installments of $13,420 thereafter and (iii) one final payment of the unpaid principal of the Term Loan on March 1, 2000. Assuming that there are no further prepayments of principal of the Term Loan, a final principal payment in the amount of $817,386 will be due and payable on March 1, 2000. Interest on the outstanding principal amount of the Term Loan is payable monthly in arrears and upon the payment of the Term Loan in full.

        Except as described in this paragraph, the Term Loan may be prepaid, in whole or in part, at any time or from time to time without premium or penalty. In the event that a fixed interest rate has become applicable to any of the Revolving Loans or the Term Loan and the Bank receives any principal payment with respect to such loan on any date other than the last day of the interest period applicable to such loan, the Company shall pay the Bank the amount required to compensate the Bank for any losses, costs or expenses it may have incurred and may reasonably incur as a result of such payment.

        Under the terms of the Credit Agreement, the Company is required to comply with a number of covenants including minimum equity, debt to equity ratios, and minimum net income tests. As a result of delays in government contracts and a slowdown in the automotive sector, the Company did not meet the minimum net income test for the second quarter of 1995. On August 16, 1995, a waiver of this covenant was granted by the Bank and the Initial Credit Agreement was amended to reduce income minimums for the remainder of 1995. At December 31, 1995, the Company did not meet covenants for minimum net income, minimum debt service coverage ratio and maximum capital expenditures, primarily due to the loss on the sale of real estate and the capital purchase of the Company's new property and renovations to that facility. On March 15, 1996, the Bank granted waivers of these covenants as of December 31, 1995 for period then ended, and the Initial Credit Agreement was amended to establish new minimum equity, debt service coverage ratios, minimum net income and maximum capital expenditure covenants for 1996. At March 31, 1996, the Company was not in compliance with the minimum net income and minimum equity covenants, and on June 30, 1996 the Company was not in compliance with the minimum net income covenant. Noncompliance resulted from the operating losses associated with lower than anticipated revenues. On May 24, 1996 the Bank granted waivers of the minimum net income and minimum equity covenants as of March 31, 1996 for the period then ended, and on July 31, 1996, the Bank granted a waiver of the net income covenant as of June 30, 1996 for the period then ended. On August 13, 1996, the Credit Agreement was amended to establish new minimum equity and maximum net loss covenants for the remaining two quarters of 1996 and to set quarterly frequency and limits on the debt service coverage ratio covenant through maturity.

        In connection with the partial prepayment of the term loan portion of the Company's indebtedness to the Bank and the release of the mortgage granted to the Bank with respect to the Company's former headquarters in Beverly, Massachusetts, the Company issued to BHC the BHC Note in an initial principal amount of $1,500,000. The Company's indebtedness evidenced by the BHC Note bore interest at an annual rate that will be adjusted as follows: (a) from September 1, 1995 to February 28, 1996, at a rate equal to the rate of interest announced from time to time by Fleet Bank of Massachusetts, N.A., as its "prime" or "base" rate (the "Fleet Prime Rate") plus 2%; (b) from March 1, 1996 to May 31, 1996, at an annual rate equal to the Fleet Prime Rate plus 3%; and (c) from June 1, 1996 and thereafter, at an annual rate equal to the Fleet Prime Rate plus 4%. Interest on the unpaid principal balance outstanding under the BHC Note was payable monthly in arrears. All principal outstanding under the BHC Note, together with any accrued, unpaid interest thereon, was due and payable on September 1, 1996.

        On August 29, 1996, the Company refinanced the BHC Note by issuing to Primary the Primary Note due August 29, 2011 in an initial principal amount of $1,500,000. The Company's indebtedness evidenced by the Primary Note bears interest at an annual rate of 9.25% per annum until August 29, 1999; and thereafter, adjusted annually to the Prime Rate plus one percent. The principal and interest are repayable in 180 equal monthly installments. In accordance with the terms of the Primary Note, the Company may prepay amounts outstanding thereunder, in whole or in part, at any time without premium or penalty.

        Historically, the Company has not required major expenditures for capital equipment. In 1994, 1993 and 1992, purchases of fixed assets totaled $57,190, $109,077 and $178,781 respectively, which were primarily purchases of computer hardware and software. In 1995 capital expenditures totaled $2,032,025, $1,824,728 of which related to the purchase, renovation and furnishing of the Company's new headquarters building in Salem, New Hampshire, and $108,000 was for the purchase of a new CNC machining center for the SDD Division. During the six months ended June 30, 1996, the Company's purchases of fixed assets totaled approximately $110,000.

        The Company believes that its available financial resources are adequate to meet its foreseeable working capital, debt service and capital expenditure requirements.

Inventory Obsolescence

        The potential for inventory obsolescence of older products as the Company develops new products is not significant. With the exception of the Company's fluorescent light dimming systems and electronic ballasts which were new product lines in 1993, the Company's product offerings have remained substantially the same for twenty years, with new enhancements introduced periodically. Enhanced versions of old products are not introduced to the market until the old components being replaced in the new configurations are appropriately reduced. New product additions to existing lines are generally designed to accommodate new and different applications, have features that are quite different from existing products, and do not impact the demand for other, older products.

Foreign Currency Fluctuations

        Foreign currency fluctuations have had a minor impact on the Company's results of operations. Specifically, the Company has Swiss Franc contracts to purchase watches at an agreed fixed cost and corresponding contracts with the General Services Administration to sell those watches at a fixed price. For 1995, currency exchange rate fluctuations totaled $40,730 over anticipated costs of $530,449. For the first six months of 1996, currency exchange rate fluctuations have totaled $15,817 under anticipated costs of $333,440.

                                    BUSINESS

General Background

        Stocker & Yale, Inc. (the "Company") was incorporated on March 27, 1951 under the laws of the Commonwealth of Massachusetts. The Company became a public company in the United States in 1962, with its shares listed for trading on the National Association of Securities Dealers Automated Quotation System, as it was then known, and was taken private in June, 1989 by Messrs. Mark W. Blodgett and James Bickman (both senior officers of the Company).

        On May 11, 1994, the Company merged with Brower which was publicly traded on the VSE. In connection with the Merger, the Company was the surviving corporation. Immediately prior to the Merger, the Company conducted a split of its common stock, pursuant to which each share of the Company's common stock then outstanding was converted into 11.129701 shares of the Company's Common Stock. In connection with the Merger, each share of Brower common stock issued and outstanding was converted into 0.2 shares of Common Stock of the Company. Concurrently with the Merger, the Company offered 2,000,000 shares (400,000 shares after giving effect to the Reverse Stock Split) of its Common Stock in its Initial Public Offering and obtained an authorization to list its Common Stock on the VSE. Additionally, in private placements occurring concurrently with the Initial Public Offering, the Company sold 363,757 shares (72,751 shares after giving effect to the Reverse Stock Split) of Common Stock to U.S. investors. Upon completion of the Merger, the Initial Public Offering and concurrent private placements, the former Brower stockholders held a 21.9% interest in the Company. In transactions occurring subsequent to the Initial Public Offering, the Company has sold approximately 1,698,656 shares (339,731 shares after giving effect to the Reverse Stock Split) of Common Stock in certain private placements. On December 28, 1995, the Company consummated the Reverse Stock Split which resulted in a reduction of the authorized number of shares of Common Stock from 12,000,000 shares to 2,400,000 shares, and a reduction in the number of issued and outstanding shares of Common Stock from 8,564,573 shares to 1,712,614.6 shares.

        As of September 30, 1996, the authorized capital stock of the Company was 10,000,000 shares of Common Stock of which 1,712,914 shares were issued and outstanding. As of September 30, 1996, 419,491 shares of Common Stock have been reserved for issuance upon the exercise of outstanding options to purchase Common Stock and upon conversion of certain convertible indebtedness of the Company. The Company listed its Common Stock on the Nasdaq SmallCap on January 29, 1996 under the trading symbol "STKR". As of May 10, 1996, the Company de-listed its Common Stock from the Vancouver Stock Exchange.

Current Operations

        The Company is a diversified manufacturing company engaged predominantly in the production of industrial fluorescent lighting products, thermal printers and recorders, and machine tool components. The Company operates in two company-owned facilities in Salem, New Hampshire and Fraser, Michigan.

        For over 50 years, the SDD Division located in Fraser, Michigan, has manufactured a wide range of machine tool components and material handling accessories which are used extensively in the construction and maintenance of assembly and conveying machinery. The SDD Division's customers are primarily in the automotive, appliance and packaging industries. SDD Division products are sold to over 5,000 customers both directly and through 45 worldwide distributors. See "--Product Lines."

        The Company's Salem Division, located in Salem, New Hampshire, produces a broad array of inspection and measurement instruments and accessories, including industrial lighting products, chart recorders and thermal printers, and military watches and compasses. Lighting products represent the Company's fastest growing product line and are primarily sold in conjunction with microscopes and machine vision inspection systems. Since its founding, Stocker & Yale has been at the forefront of the design and development of industrial fluorescent lighting products and has been an innovator in this industry. The Company's products are used by a variety of participants in the semiconductor, computer assembly, laboratory, and robotics fields. The Company's lighting products are sold worldwide through a network of 125 microscope dealers and machine vision integrators. Under the "MFE" brand name, the Company also manufactures a range of thermal printer and recorder products for the test and measurement market. Further, Stocker & Yale has been a long-standing manufacturer and distributor of compasses and supplier of military watches to the U.S. Government, foreign governments, and the U.S. and foreign civilian market. Management intends to broaden the retail distribution of such compasses and watches in accordance with the Company's plan to further reduce its dependence on sales to the U.S. Government. See "--Product Lines."

        The Company has two subsidiaries: Stocker and Yale Foreign Sales Corporation, a U.S. Virgin Islands corporation which is a wholly owned subsidiary of the Company, and Stocker & Yale Hong Kong Ltd., a Hong Kong corporation formed in March, 1995, which is a 95% owned subsidiary of the Company.

Strategy

        Over the last four years, management has focused on strengthening the Company's balance sheet and has achieved a significant reduction in the Company's long-term debt. More recently, management has focused on operational matters. In September 1995, the Company moved its headquarters to a larger, more efficient facility in New Hampshire which will better accommodate any future expansion. The Company is now in the process of building up its engineering team in order to accelerate product development. The Company has reorganized its sales department to increase the frequency of customer contact and to accommodate the Company's growing emphasis on its lighting business. The Company intends to use a portion of the net proceeds of the Offering to make capital expenditures in connection with a new business initiative to develop a fiber optic illumination product line. In addition, management anticipates that a portion of the net proceeds from the Offering will augment the Company's free cash flow available for investment in its core operations. See "USE OF PROCEEDS."

        Measurement and Inspection Instruments and Accessories. The Company's long-term goal is to position the Salem Division as a single source for customers' diverse industrial lighting requirements, including fluorescent, fiber optic and halogen lighting. As part of the Company's plan to achieve this goal, the Company intends to utilize a portion of the net proceeds of this Offering to develop and market a line of fiber optic products to complement the Company's fluorescent lighting product line. Management's strategy for the development of such products anticipates the expansion of its engineering staff for the purpose of the internal development of such products and recognizes that the acquisition of businesses or assets to complement or expand its product lines may be appropriate.

        The Company's market research suggests that by offering a more extensive line of lighting products, the Company may benefit from customer preference for a single source to fulfill all their lighting requirements. In addition, management believes that the fiber optics product line represents a logical extension of the Company's current lighting product line, and its planned entry into the fiber optics product line was largely prompted by demand from existing customers for such products. Management believes that the development of this product line will result in increased production efficiencies and will take advantage of the Company's years of experience in the development and distribution of lighting products.

        Further, Stocker & Yale has been a long-standing manufacturer and distributor of compasses and supplier of military watches to the U.S. Government, foreign governments, and the U.S. and foreign civilian market. Management intends to broaden the retail distribution of such compasses and watches in accordance with the Company's plan to further reduce its dependence on sales to the U.S. Government.

        Machine Tool Components and Accessories. The Company's goal is to increase its market share in the machine tool components and accessories market, which is fragmented between numerous companies offering specialized products. Part of the Company's plan for increasing market share is to acquire a product line or a business that offers its own specialized product that may be related to or complement the Stilson or Die-Draulics product lines. The Company has no present understandings, commitments or agreements with respect to any acquisition. In addition to its efforts to identify possible strategic acquisitions, the Company has initiated a plan to emphasize its capability to modify its products to meet customer specifications.

Product Lines

        The Company manufactures (i) machine tool components and accessories for the automotive and related industries at its SDD Division and (ii) measurement and inspection instruments and accessories including industrial lighting products, and military compasses and watches chart recorders, and thermal printers, at its Salem Division.

Machine Tool Components and Accessories

        The SDD Division manufactures a wide range of machine tool components and accessories. "Stilson" brand name material handling products and machine tool accessories have had market acceptance and brand-name recognition for 50 years. Similarly, "Die-Draulics" brand name die pressure control equipment and systems have had market acceptance and brand-name recognition for more than 40 years.

        The Company's goal is to expand the business of the SDD Division through new product development and strategic acquisitions of complementary product lines. The SDD Division develops new products on an on-going basis and updates or customizes its existing products for its customers. As a result, management believes that the level of success of any single new SDD Division product or modification thereto will not materially affect the results of operations of the SDD Division. The Company has no present understandings, commitments or agreements with respect to any acquisition.

        Products. The SDD Division designs and manufactures machine tool components for clamping, indexing, holding, handling, locating, positioning and actuating under its Stilson brand name. Stilson products include roto-clamps (which combine linear and rotary motion for the clamping and indexing of moving parts), wedge lock actuators (mechanical devices used to position, lock and pull cores or inserts in plastic molds), and other accessories used by machine tool manufacturers. Most Stilson machine tool accessories are sold to participants in the automotive, appliance and other industries directly and through manufacturer's representatives and distributors. Material handling components are used for conveying, rolling, stopping, handling, holding, positioning, protecting and aligning virtually any type of product. The SDD Division's material handling products include conveyor rolls, bumpers, vacuum handling systems (which use regulated shop air to generate the vacuum), and other accessories. These material handling accessories are sold to participants in the automotive, packaging and other industries through manufacturers' representatives and distributors. Die-Draulics brand-name equipment and systems are used in independent and captive stamping operations producing automotive parts, appliance parts, metal furniture, housewares and hardware.

        Sales and Distribution. The SDD Division's products are sold to over 5,000 customers, both directly and through an extensive network of distributors throughout North America. The Company works with approximately 40 manufacturers' representatives in the marketing of the Stilson product line and with approximately 20 manufacturers' representatives in the marketing of the Die-Draulics product line. The SDD Division also markets its products through print ads in industry journals, direct marketing, new product releases, trade shows, and through distribution of sales literature. All sales leads from advertising are tracked on computer and allocated to sales representatives for follow-up. The Company's sales representatives are extensively trained on the Company's products and their uses. Each representative works to meet an annual sales target and is compensated accordingly, with commissions ranging from 10% to 20% of gross sales.

        Competition and Competitive Position. The market for machine components and accessories is mature, with a number of small companies competing within the industry as described below. The Company's strategy for the SDD Division has been to develop product acceptance primarily by offering a complete product line, technical applications assistance, quality service, and competitive prices. Further, certain products of the SDD Division may be modified to meet specific customer applications in a timely manner.

        The SDD Division competes with a variety of companies (many of which are larger and have greater resources than the Company) in designing and distributing its products. These products are sold primarily to participants in the automotive industry and secondarily to participants in the home appliance, leisure time products, building materials and packaging equipment industries. No single customer represents more than 3% of sales of the products of the SDD Division. The Company believes that its competitive strengths in the machine tool components and accessories products markets include: (i) the Company's products constitute a complete line; (ii) the Company has developed a reputation for designing, manufacturing and delivering a quality product; (iii) the Company has trademark and patent protection on a number of these products;
(iv) the Company can adapt its products to the specific requirements of its customers; and (v) the Company has an extensive network of manufacturers' representatives. Since the machine tool components and accessories market is fragmented between numerous competitors, none of which dominate the market, the Company has adopted a strategy to increase its share of this market through increased selling efforts and the introduction of new, related products. There can be no assurances that this strategy will be successfully implemented or effective in increasing in light of the fragmented and competitive nature of this market.

        With the exception of the manufacture of rubber rolls and vacuum cups in which the Company believes that it has only four important competitors, the market for material handling accessories is extremely competitive. However, the Company believes that the strengths of the SDD Division enhance its competitive position.

        The Company competes with four other manufacturers in the production of pressure control systems of nitrogen gas design. Although the Company does not possess the resources of some of its competitors, management believes that its proprietary design and its ability to adapt its pressure control systems to the special needs of its customers is an important factor in the marketing of its products.

        The Company's objective in the short-term is to continue and to expand its existing research and development efforts within the machine components and accessories divisions, in order to develop new products and improve its existing line of products. The general industry can be characterized as mature. As a result, new product development and product line acquisitions are important factors in the Company's growth strategy for the SDD Division's sales.

Measurement and Inspection Instruments and Accessories

        The Company manufactures a variety of measurement and inspection instruments and accessories, including industrial lighting products, military compasses and watches, recorders and thermal printers.

        Measuring and inspection instruments and accessories represented approximately 67% of total Company sales in 1995, and approximately 59% in 1994. The Division's contribution to sales and cash flow historically has been considerably higher, but has been affected in recent years by a significant decline in U.S. Government defense spending and through direct reductions in military compass and watch contract awards to the Company. Sales to the U.S. Government as a percentage of total Company sales have declined from 27% in 1990 to 11% in 1995.

        The Company has significantly increased its research and development efforts to develop new products to offset the above mentioned decrease in military sales. In the summer of 1993, the Company introduced a line of electronic ballasts and patented fluorescent dimming systems for the machine vision industry, based on technology developed by Company engineers. The fluorescent dimming technology has helped in significantly increasing the Company's customer base since introduction. However, the dimmers are typically packaged with the Company's ballasts, and in recent years, ballast prices have been negatively impacted by a significant increase in production capacity within the industry. As a result, ballasts have generated a gross profit margin below that which is acceptable to management. Accordingly, the Company decided in early 1996 to de-emphasize the sale of dimmers packaged with ballasts but continued to utilize the Company's patented dimming technology in its machine vision lighting products. This decision negatively impacted revenue for the first six months of 1996.

        New product development is currently focused on introducing a line of fiber optic illumination products to complement the Company's line of industrial fluorescent lighting products. Specifically, it is the Company's intention to sell illuminators, ring lights and standard and custom lengths of glass fiber to existing and new customers within the machine vision and microscopy industries. The Company believes that these product lines have positive growth prospects because, in part, the Company's customers in the machine vision and microscopy industries, both domestic and foreign, have requested alternatives to fluorescent lighting.

Management believes that the fiber optics product line represents a logical extension of the Company's current lighting product line, and its planned entry into the fiber optics product line was largely prompted by demand from existing customers for such products. The Company's market research suggests that by offering more extensive product lines, the Company may benefit from customer preference for a single source to fulfill all their lighting requirements.

        Proceeds from the Offering will be used partially to fund certain capital expenditures and to provide working capital sufficient to enter the fiber optic illumination business. Initially, the Company plans to purchase bulk fiber and to rely on certain private label products as it enhances its core manufacturing base and develops the capacity to manufacture and assemble products internally.

        Products. The Company manufactures a wide variety of lighting and optical measuring instruments. Industrial lighting products represent the Company's fastest growing product segment having increased 25% in the six months of 1996 and 48% in 1995. Lighting products include circular and linear fluorescent illuminators for microscopes and machine vision inspection applications. In addition, the Company manufactures, illuminated magnifiers for use in bench assembly operations by OEM and others to mount as light sources on machinery, and machine tool analyzers that are used to inspect the cutting geometry of drills, taps and other cutting tools at one setting. These products are generally sold directly to industrial users, distributors and OEM that incorporate them into their own products. The Company's lighting products are sold both directly and through a worldwide network of 125 microscope dealers and machine vision integrators.

        The Company sources and distributes watches which are manufactured to U.S. military specifications. Stocker & Yale is the only U.S. company qualified as a supplier of watches to the U.S. armed services. In February, 1996, the Company won a four year "requirements" contract which stipulates that the Company will be the sole provider of all U.S. General Services Administration requirements for certain military watches. Further, the Company manufactures and distributes a variety of compasses, including lensatic compasses (a self-luminous and induction-damped compass which enables the viewer to take readings and make sightings), wrist compasses (a self-luminous one-inch compass), and plastic compasses (a liquid filled compass which performs tasks similar to the lensatic compass). Since 1979, the Company has manufactured over one million compasses for the U.S. Army and foreign armed forces.

        The Company manufactures a variety of oscillographic and thermal recorders and printers under the MFE brand name. These recorders and printers are manufactured as OEM modules and end user models for diverse field, industrial and laboratory uses, as well as for medical applications such as bedside monitors and defibrillators. Under the MFE brand name, the Company also manufactures a line of galvanometers that are used for positioning applications. In 1991, the Company acquired the assets of Memodyne Products and consolidated its operations into the Salem Division. Following this acquisition, the Company began developing and manufacturing a broad range of thermal printers for the test and kiosk (customer self-service equipment such as automated teller machines) markets. In September 1993, the Company introduced a thermal printer targeted at the test and measurement OEM market.

Sales and Distribution

        Salem Division products are sold to over 10,000 customers, primarily in North America, Europe and the Pacific Rim. The Division sells directly and also works with a group of approximately 125 microscope dealers in selling industrial fluorescent lighting products and with approximately 10 manufacturer's representatives in selling MFE brand products. Salem Division products are also marketed through advertising in trade journals, distribution of sales literature, and participation in trade shows.

Competition and Competitive Position

        The Company competes with a number of large and small firms in the design and manufacture of its measurement and inspection instruments and accessories. Some competitors have greater resources than the Company, and as a result, may have a competitive advantage in the research and development of new products, sales and distribution and in other business areas. Although the Company does not consider that any one factor gives it an edge over its competitors, it believes that it has an established reputation in the field for satisfying specific customer requirements.

        Stocker & Yale has been designing, manufacturing and selling industrial fluorescent lighting products since the Company was established almost fifty years ago by two engineers who recognized the need for reliable specialized lighting for industrial applications. Since its founding, the Company has developed and marketed a wide variety of industrial fluorescent lighting products, many of which are still offered and sold to new and repeat customers. In the industrial fluorescent lighting market, the Company has two primary competitors, Microlite ("Microlite") and Techni-Quip Corp. ("Techni-Quip"). Microlite was founded by a former employee of the Company and markets a product similar to the Company's circular fluorescent microscope illuminator. Techni-Quip offers industrial fluorescent lighting as part of its product line but its lighting product line is limited and represents a small percentage of Techni-Quip's total business. The Company believes that its primary market advantages are its long history of providing specialized products to meet customers' illumination needs and its broad line of industrial fluorescent lighting products.

        The chart recorder and thermal printer market is dominated by companies that are larger and offer more advanced technology than the Salem Division. Recognizing that it lacks the resources to compete directly against larger companies, such as Gould, Inc., and General Scanning, Inc., the Company focuses on the value-oriented segment of the market and customers with low volume specialized applications.

        In bidding for contracts to manufacture compasses and military-type mechanical watches and related products for the U.S. Army, the Company competes against only a limited number of firms. However, as a result of reduced spending by the United States Government, the Company expects to obtain fewer contracts from the United States armed forces. The Company believes that its competitive position in obtaining contracts from the U.S. armed forces depends, in part, on its ability to limit production costs and to offer the lowest bids, while still earning an acceptable profit. Over the past several years, the Company has increased its marketing efforts to develop the civilian market for compasses and military-type watches by emphasizing the Company's "authentic" U.S. Army watch.

Backlog

        The Company maintains an inventory of standard materials and components and generally manufactures standard product configurations within one to five days after receipt of a customer order. Although such rapid response is, and historically has been, a selling advantage for the Company, some orders are placed for future delivery. At August 1, 1996, the Company had a backlog of orders for future delivery of approximately $1.2 million.

Raw Materials

        The raw materials and components used in the Company's products are purchased from a number of different suppliers and are generally available from several sources.

Dependence on One or a Few Major Customers

        The Company's customer base consists of more than 8,000 customers in various industries worldwide. The Company's largest single customer is the United States Government to which the Company has been a contract supplier of watches and compasses for many years. Sales to the United States Government were approximately 11% of the Company's total sales in 1995, and approximately 15% of the Company's total sales for the six months ended June 30, 1996.

Patents and Trademarks

        The Company holds patents in the United States and has filed additional patent applications in the United States, Europe and Japan. The Company's patents include compact limited rotation motors and fundamental technological devices and methodologies used to achieve low-cost fluorescent light dimming. The Company believes that patents are an effective way of protecting its competitive technological advantages, and considers its patents to be a strong deterrent against unauthorized manufacture, use and sale of its products and key product attributes. There can be no assurance, however, that a patent will be issued with respect to the patent applications or whether the Company's patents will provide meaningful protection for the Company.

        The Company also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to and use or disclose the Company's trade secrets or that the Company can meaningfully protect its trade secrets.

        The Company holds rights in certain trademarks to protect its brand name recognition in various markets. Because of the Company's long history and reputation for designing and manufacturing high quality products, trademark protection enhances the Company's position in the market.

        Although the Company believes that its products and other proprietary rights do not infringe the proprietary rights of third parties, there can be no guarantee that infringement claims will not be asserted against the Company in the future or that any such claims will not require the Company to enter into royalty arrangements or result in costly litigation.

Research and Development

        Research and development expenditures for the Company were $220,290 in 1995, $226,498 in 1994 and $248,830 in 1993. Research and development expenditures for the Company were $144,762 for the six months ended June 30, 1996.

Compliance with Environmental Laws

        The Company is subject to evolving Federal, state and local environmental laws and regulations. Compliance with such laws and regulations in the past had no material effect on the capital expenditures, earnings or competitive position of the Company. The Company believes that it complies in all material respects with existing environmental laws and regulations applicable to it. However, the Company's Salem, New Hampshire headquarters are currently the subject of environmental testing and monitoring relating to soil and groundwater contamination which occurred under prior ownership. The Company believes that the costs of any required remediation will be covered by an environmental indemnity obtained from the seller, John Hancock Mutual Life Insurance Company. Compliance with environmental laws and regulations in the future may require additional capital expenditures and the Company expects that in the foreseeable future such capital expenditures will be financed by cash flow from operations.

Employees

        As of June 30, 1996, the Company employed approximately 98 persons, 92 of whom were full-time employees. No employees of the Company are unionized and relations with employees are satisfactory.

Properties

        The Company currently conducts its business at two company-owned facilities. In September 1995, the Company relocated its headquarters, which includes the Company's manufacturing and distribution center for the Salem Division to a 79,120 square foot facility located in Salem, New Hampshire. The machine tool components and materials handling accessories product lines are manufactured and sold from a 25,800 square foot facility in Fraser, Michigan.

        The Company's Michigan facility is owned by the Company and subject to a mortgage granted by the Company to the Bank to secure the obligations of the Company under the Credit Agreement, as well as security interests in substantially all of the Company's assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

        The Company's facilities are generally operated on the basis of one shift per day, five days per week. Management considers the facilities to be in generally good condition, to be adequately maintained and insured, and sufficient to satisfy its needs for the foreseeable future.

Legal Proceedings

        No material legal proceedings to which the Company is a party or to which its property is subject are pending and no such proceedings are known by the Company to be contemplated. No legal actions are pending or, to the knowledge of the Company, contemplated, nor are there any judgments entered against any officer or director of the Company in connection with any matter involving the Company or its business.

                                   MANAGEMENT

Directors and Executive Officers

        The members of the Company's Board of Directors serve one year terms and are elected each year by the stockholders at the Company's annual meeting. The directors and executive officers of the Company are as follows:

         Name                          Age                                  Position

Mark W. Blodgett                       39            Chairman of the Board of Directors and Chief Executive
                                                     Officer

James Bickman                          79            President, Salem Division and Director

Susan A. H. Sundell                    46            Senior Vice President of Finance and Treasurer

Alex W. Blodgett                       38            President, SDD Division and Director

Clifford L. Abbey                      50            Director

Robert G. Atkinson                     55            Director

Hubert R. Marleau                      51            Director

John M. Nelson                         63            Director

        Mark W. Blodgett purchased the majority of the common shares of the Company in 1989 and since then he has maintained overall responsibility for daily operations and strategic planning. Prior to joining the Company in 1989, Mr. Blodgett worked for a private merchant bank (1988-1989); was a corporate vice president at Drexel Burnham Lambert, Inc. in New York (1980-1988); and was a merger and acquisition associate for European American Bank in New York (1979-1980). Mr. Blodgett is actively involved in the Young Presidents Organization. Mr. Blodgett graduated with an M.A. Honors in Economics from the University of St. Andrews in Scotland. Mark Blodgett is the brother of Alex W. Blodgett, a Director of the Company and President of the SDD Division.

        James Bickman presently serves as President of the Company's Salem Division. Mr. Bickman has been a Director of the Company since 1961, and joined as its President and Chief Executive Officer in 1964. Mr. Bickman has an extensive background in manufacturing and engineering, and has been responsible for the growth of the Company over the past thirty years from a small manufacturer of optical metrology instruments. Prior to joining the Company, Mr. Bickman was a co-founder and operator of a successful engineering sales and manufacturing business. Mr. Bickman graduated from Clark University with a major in Chemistry and studied metallurgy at MIT.

        Susan A. H. Sundell is Senior Vice President of Finance and Treasurer of the Company, and is responsible for all aspects of financial management, including accounting and treasury functions, corporate compliance and human resources. Ms. Sundell advanced to Vice President in 1992 from the former MFE Division, where she served in a variety of positions including Operations Manager and Controller. Ms. Sundell joined MFE in 1981 prior to its acquisition by the Company. Prior to joining the Company, Ms. Sundell held various finance and information systems responsibilities with a number of companies in the manufacturing, high tech, and banking industries. Ms. Sundell holds a Bachelor of Science, magna cum laude, from Franklin Pierce College.

        Alex W. Blodgett joined the Company in February 1994 as President of the Company's SDD Division, and was elected Director in June 1994. From January 1993 until December 1993, he was Vice President of Corporate Development for Brassie Golf Corporation, a corporation engaged primarily in the development of golf courses, and a partner with Pacificbridge Investments, a real estate development firm. From April 1986 until November 1991, he was a partner with Gordon Capital Corporation, a private investment bank. Alex W. Blodgett is the brother of Mark
W. Blodgett.

        Clifford L. Abbey is the Chief Executive Officer and principal shareholder of Agnelli Jeans, a manufacturer and distributor of designer jeans. Mr. Abbey has an established reputation as a successful entrepreneur, having founded, operated and ultimately sold a number of small and middle-market businesses. Mr. Abbey has been a Director of the Company since 1994.

        Robert G. Atkinson is the founder and Chairman of BridgeBank Partners, a Canada-based merchant bank formed in 1991 to make equity investments in expansion stage middle-market companies. Prior to forming BridgeBank Partners, Mr. Atkinson was a director of Gordon Capital Corporation, a private investment bank, from October 1991 to June 1992, and President and Chief Executive Officer of Loewen Ondaatje McCutcheon Inc., a leading Canadian investment dealer specializing in financing emerging growth companies, from 1987 to 1991. Mr. Atkinson is currently a director of a number of public companies and graduated with a Bachelor of Commerce from the University of British Columbia. Mr. Atkinson has been a Director of the Company since 1994.

        Hubert R. Marleau has been Chairman and Chief Executive Officer of Marleau, Lemire Inc. since April 1989. Prior to April 1989, he was Senior Executive Vice President, a director and a member of the Executive Committee of Levesque Beaubien Geoffrion Inc., a securities dealer. Mr. Marleau has been a Director of the Company since 1994.

        John M. Nelson has served as the Chairman of the Board of Wyman-Gordon, Inc., a manufacturer in the defense and related industries, since 1991. Prior to that time, Mr. Nelson served for many years in a series of executive positions with Norton Company, a manufacturer of abrasives and ceramics based in Worcester, Massachusetts, and was Norton Company's Chairman and Chief Executive Officer from 1988 to 1990, and its President and Chief Operating Officer from 1986 to 1988. Mr. Nelson is also a Director of Browne & Sharpe Manufacturing Company, Cambridge Biotechnology, Inc., and TSI Corporation. Mr. Nelson has been a Director since February 1995.

Key Employees

        Dale Depas is Vice President-Sales and Engineering for the SDD Divisions. Application-specific design is an integral part of the selling effort at the SDD Division, due to the technical nature of the products. Mr. Depas joined Die-Draulics 32 years ago, prior to its acquisition by the Company.

        William J. Michaud is Vice President-Sales and Marketing, responsible for all sales and marketing operations, excluding the SDD Division. Mr. Michaud has an extensive sales and marketing background through his previous positions:
Director of Sales, Sopha Medical Systems; Regional Vice President of Sales/Marketing, General Electric Medical Systems; Divisional Sales Manager, Johnson Healthcare Division; and District Sales Manager, Procter and Gamble Distributing Company. Mr. Michaud graduated dean's list from The College of Business Administration at the University of Maine.

        Delores J. Perelli is General Manager of the Company's SDD Division and is responsible for the production, purchasing, accounting and personnel of the Company's Michigan operations. Ms. Perelli joined the Company 29 years ago, prior to the acquisition of Stilson by the Company.

        John E. Powers is Vice President-Operations for the Company's Salem facility, responsible for purchasing, materials management, customer service and repairs, as well as for all phases of production. He also oversees the introduction of new products and changes to the production floor. Mr. Powers has been with the Company for 15 years, previously serving as Production Supervisor and as Production Manager for the MFE Division. Mr. Powers holds a Bachelor's degree from Keene State College.

        Kenneth A. Ribeiro is Vice President-Engineering, responsible for both product development projects and existing product line support. Mr. Ribeiro has 18 years of design experience in the areas of electronics, optics, acoustics, thermodynamics and pneumatics. Further, he has in-depth experience in both hardware and software. Prior employment includes American Optical Corporation, Merrimack Laboratories Inc., Ion Track Instruments, Inc., and Kaye Instruments, Inc. Mr. Ribeiro holds a BS in Electrical Engineering and an MS in Electro-optics from Northeastern University in Boston, Mass.

        Doreen Shane is Vice President-Management Information Services and responsible for overseeing all of the management information systems functions of the Company, including systems analysis, design, development and training. From 1985 to 1991, Ms. Shane held various management positions with Memodyne Corporation, a manufacturer of thermal printers which the Company acquired in 1991. Ms. Shane holds a BSBA from Merrimack College.

Family Relationships

        Mark W. Blodgett, Chairman of the Board of Directors and Chief Executive Officer of the Company, is the brother of Alex W. Blodgett, President of the SDD Division and a Director of the Company.

Executive Compensation

Summary Compensation Table

        The table below sets forth summary compensation information for the last three completed fiscal years ended December 31, 1995, 1994 and 1993, with respect to those of the Company's Executive Officers who received total salary and bonus in excess of $100,000 for the fiscal year ended December 31, 1995.

                                        Annual Compensation                         Long-Term Compensation
                                        -------------------                         ----------------------
                                                                                        Restricted   Securities
Name & Principal                                                           Other Annual    Stock     Underlying     All Other
Position                               Year    Salary (1)     Bonus       Compensation    Awards        Options    Compensation
-----------------------                ----    ----------     -----       ------------    ------        -------    ------------
Mark W. Blodgett                        1995      $  255,954     -           -               -              -            -
Chairman and Chief                      1994      $  258,391     -           -               -         42,524            -
  Executive Officer                     1993      $  161,803     -           -               -              -            -

Alex W. Blodgett                        1995      $  108,440     -           -               -         11,000          1,158
President, SDD Division                 1994          91,479     -           -               -          4,000            -
and Director                            1993        none (2)

--------------------

(1) Salary includes amounts, if any, deferred pursuant to the Company's 401(k) Plan.
(2)     Alex W. Blodgett became an employee of the Company on January 1, 1994.


Option Grants in Last Fiscal Year

        The following table sets forth information as to stock options granted in the last fiscal year to the individuals listed in the Summary Compensation Table.

                               Number of             % of Total
                              Securities           Options Granted      Exercise or
                              Underlying            to Employees        Base Price          Expiration
Name                            Options             in Fiscal Year       ($/share)              Date
Mark W. Blodgett                 --                     --                                       --
Alex W. Blodgett                11,000                   3.9%                               April 1, 2006

Director Compensation

        Directors are not compensated by the Company in cash for their services in their capacity as directors. Under the Company's Amended and Restated 1994 Stock Option Plan (the "1994 Plan"), at the time of his or her first election to the Board of Directors, each newly elected Director receives a grant of options to purchase 4,000 shares of Common Stock at the fair market value of the Common Stock on the date of the grant. The options granted to Directors pursuant to the Plan are intended to be non-qualified options for federal income tax purposes. Unless earlier terminated, all options granted pursuant to the plan vest on the date which is two years after the grant of such options. In addition, on January 13, 1995, the Company granted to each Director who is not an employee of the Company an option to purchase 3,000 shares of Common Stock which grant was made outside the provisions of the Plan. This grant to outside Directors included the grant of an option to purchase 3,000 shares of Common Stock to John M. Nelson who was not then affiliated with the Company, subject to his subsequent election to the Board. Mr. Nelson was elected to the Board on February 27, 1995.

        On May 7, 1996, the Company's stockholders approved the 1996 Stock Option and Incentive Plan (the "1996 Plan") which among other items, specified as to how independent Directors will be compensated. The 1996 Plan provides for automatic grant of non-qualified options to independent Directors. Each independent director will be granted an option to purchase 4,000 shares after his election to the Board. Each independent director who is serving as a Director of the Company after each annual meeting will automatically be granted an option to purchase 2,000 shares of Common Stock. The exercise price of each such non-qualified option is the fair market value of the Common Stock on the date of the grant. Such non-qualified option may not be exercised before the second anniversary of the date of grant.

Employment Contracts and Termination of Employment

        The Company has no plan or arrangement with respect to compensation of its executive officers which would be payable upon the resignation, retirement or any other termination of any executive officer's employment with the Company or its subsidiaries or in connection with a change of control of the Company or any subsidiary of the Company or a change in the executive officer's responsibilities following a change in control. However, options to purchase shares of Common Stock granted under the 1994 Plan and the 1996 Plan become fully vested upon a change of control as defined in the 1994 Stock Option Plan. In addition, certain options granted to outside Directors of the Company vest upon such a change of control. There are no employment contracts between the Company and any of the named executive officers.

                               SECURITY OWNERSHIP

        The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of August 31, 1996 by (i) each person or entity who is known by the Company to beneficially own 5% or more of the Company's voting stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each of the Company's directors and (iv) all of the Company's directors and executive officers as a group.

                                               Before Offering                       After Offering
                                      Number of           Percentage          Number of        Percentage
                                       Shares of         Beneficially         Shares of       Beneficially
Name and Address                    Common Stock(1)        Owned(2)        Common Stock(1)      Owned(2)
Mark W. Blodgett(3)                    714,372(4)            40.7%           714,372(4)(5)         28.5%

James Bickman(3)                       100,254(6)             5.8%           100,254                4.1%

Trainer Wortham & Co.
845 Third Avenue
6th Floor
New York NY 10022                      103,653                6.1%           103,653                4.2%

Hoover Capital
Management, Inc.
50 Congress Street
Boston MA  02109                       515,398(7)            28.1%           515,398(7)(8)         19.9%

Alex W. Blodgett(3)                     44,100(9)             2.6%            44,100(9)             1.8%

Hubert R. Marleau(3)                     6,400(10)             *               6,400(10)             *

John M. Nelson(3)                        5,000                 *               5,000                 *

Clifford L. Abbey(3)                     4,100(11)             *               4,100(11)             *

Robert G. Atkinson(3)                    4,000(12)             *               4,000(12)             *

All officers and directors
as a group (8 persons)                 884,796               49.7%           865,296               35.0%

-------------------

*       Represents less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or other rights to purchase shares of Common Stock that are currently exercisable or exercisable within 60 days of August 31, 1996 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of another person.

(2) Applicable percentage of ownership is based on 1,712,914 shares of Common Stock outstanding as of August 31, 1996 together with applicable options or other rights to purchase shares of Common Stock for each stockholder.

(3) The address for the named party is c/o Stocker & Yale, Inc., 32 Hampshire Road, Salem, New Hampshire 03079.

(4) Includes 49,907 shares beneficially owned indirectly through the Blodgett Family Trust, of which Mark W. Blodgett is a Trustee, and as to which Mr. Blodgett disclaims beneficial ownership. Also includes 42,534 shares which may be acquired upon the exercise of stock options that are currently exercisable or that will be exercisable within 60 days of August 31, 1996.

(5) Does not include any shares which may be purchased by Mark W. Blodgett or the Blodgett Family Trust in the Offering. Mr. Blodgett and the Blodgett Family Trust are not obligated to purchase any shares offered hereby. Any such purchases will be made, if at all, on the same terms and conditions, including as to price, as all other purchasers in the Offering.

(6) Includes 7,506 shares which may be acquired upon the exercise of stock options that are currently exercisable or that will be exercisable within 60 days of August 31, 1996.

(7) Includes 387,564 shares beneficially owned by various clients of Hoover Capital Management, Inc. ("Hoover Capital"), for which Hoover Capital exercises investment and voting discretion. Hoover Capital is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and disclaims beneficial ownership of such shares. Also includes 122,034 shares which may be acquired by certain clients of Hoover Capital within 60 days of August 31, 1996 pursuant to 7.25% Convertible Subordinated Notes due May 1, 2001.

(8) Does not include any shares which may be purchased by Hoover Capital, either directly or on behalf of any of its clients. Hoover Capital, and its clients, are not obligated to purchase any shares offered hereby. Any such purchases will be made, if at all, on the same terms and conditions, including as to price, as all other purchasers in the Offering.

(9) Includes 4,000 shares which may be acquired upon the exercise of stock options that are currently exercisable or that will be exercisable within 60 days of August 31, 1996.

(10) Includes 4,000 shares which may be acquired upon the exercise of stock options that are currently exercisable or that will be exercisable within 60 days of August 31, 1996.

(11) Includes 4,000 shares which may be acquired upon the exercise of stock options that are currently exercisable or that will be exercisable within 60 days of August 31, 1996.

(12) Includes 4,000 shares which may be acquired upon the exercise of stock options that are currently exercisable or that will be exercisable within 60 days of August 31, 1996.

(13) Includes 72,040 shares which may be acquired upon the exercise of stock options that are currently exercisable or that will be exercisable within 60 days of August 31, 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In October, 1994, the Company sold an aggregate of 164,880 shares of Common Stock in a private placement. The price per share in such transaction was the then-current market price of approximately $6.22 and the aggregate consideration paid for such shares was $1,025,000. In this private placement, a trust for the benefit of Mark W. Blodgett and certain members of his family acquired 20,107.2 shares (after adjusting for the Reverse Stock Split) at a price per share of approximately $6.22 and an aggregate price of $125,000. These shares were sold to, and acquired by, such trust on the same terms and subject to the same conditions as contemporaneous sales to third parties.

        In March 1995, the Company paid a total of $61,642.13 to Marleau, Lemire Securities for commissions, expenses and legal fees relating to the issuance of certain subordinated notes. Mr. Hubert R. Marleau is Chairman of the Board and Chief Executive Officer of Marleau, Lemire, Inc.

        In 1995, Mark Blodgett personally guaranteed certain indebtedness of the Company. The Company's Board of Directors determined that such guaranty had a value to the Company of $125,000. In consideration of such guaranty, in June 1995 the Company issued 25,533.2 shares to Mr. Blodgett. The shares issued to Mr. Blodgett in this transaction had an aggregate fair market value, at the then-current market price of $4.90, of $125,000.

        In June 1995, the Company sold an aggregate of 107,527 shares of Common Stock in a private placement. The price per share in such transaction was the then-current market price of $4.65, and the aggregate consideration paid for such shares was $500,000. In this private placement, Mark W. Blodgett acquired 21,505.4 shares of Common Stock at a price of $4.65 per share and at an aggregate price of $100,000. These shares were sold to, and acquired by Mr. Blodgett on the same terms and subject to the same conditions as contemporaneous sales to third parties.


        All future material affiliated transactions and loans, if any, will be made or entered into on terms that are similar to all previous affiliated transactions discussed above such that the terms will be no less favorable to the Company than those that can be obtained from unaffiliated third parties. All future material transactions and loans, and any forgiveness of loans, if any, shall be approved by a majority of the independent outside members of the Company's board of directors who do not have an interest in the transactions.



                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

        The voting securities of the Company consist of its Common Stock with $.001 par value. As of September 30, 1996, there were 1,712,914.6 shares of Common Stock issued and outstanding, with 10,000,000 shares authorized.

        Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of Directors of the Company may elect all of the Directors standing for election. Holders of Common Stock will be entitled to receive ratably any dividends if, as and when declared by the Board of Directors and upon dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs and to receive the remaining property and assets of the Company legally available for distribution to holders of Common Stock. Holders of Common Stock have no cumulative voting rights nor any preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Certain Anti-Takeover Provisions under Massachusetts Law

        In general, Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions," an anti-takeover statute, provides that any stockholder of a corporation subject to this statute who acquired 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. Certain provisions of Massachusetts General Laws, Chapter 156B (the "Massachusetts Business Corporation Law") would make more difficult or could discourage a proxy contest or the acquisition of control by a holder of a substantial block of the Company's stock or the removal of the incumbent Board of Directors. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, because certain provisions of the Massachusetts Business Corporation Law are designed to discourage accumulations of large blocks of a corporation's stock by purchasers whose objective is to have such stock repurchased by such corporation at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of such corporation's stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price. Reference is made to the full text of the foregoing statutes, the Company's Amended and Restated Articles of Organization and the Company's Amended and Restated By-Laws for their entire terms, and the partial summary contained in this document is not intended to be complete.

Elimination of Monetary Liability for Officers and Directors

        The Company's Amended and Restated Articles of Organization also incorporate certain provisions permitted under the Massachusetts General Laws relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty except in circumstances involving certain wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or authorization of distributions in violation of the Amended and Restated Articles of Organization or of loans to officers or Directors of the Company or any transaction from which the Director derived personal benefit. These provisions do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws. The Company's Amended and Restated Articles of Organization and Amended and Restated By-Laws also contain provisions to indemnify Directors, officers, employees or other agents to the fullest extent permitted by the Massachusetts General Laws. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors or officers.

Indemnification of Officers and Directors

        The Company's Amended and Restated Articles of Organization also contain provisions to indemnify its Directors, officers, employees or other agents to the fullest extent permitted by the Massachusetts General Laws. These provisions may have the practical effect in certain cases of eliminating the ability of the stockholders to collect monetary damages from Directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors or officers.

        Section 67 of Chapter 156B of the Massachusetts General Laws provides a statutory framework covering indemnification of directors, officers and employees against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. In addition, Article V of the Company's Amended and Restated By-Laws provides for indemnification of directors, officers and employees of the Company. Section 67 and the Company's Amended and Restated By-Laws generally provide that a director, officer or employee of the Company shall be indemnified by the Company for all expenses and liabilities of legal proceedings brought against him/her by reason of his/her status or service as a director, officer or employee unless the director, officer or employee is adjudged not to have acted in good faith in the reasonable belief that his/her action was in the best interest of the Company or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such plan. The Company's Amended and Restated Articles of Organization also incorporate certain provisions permitted under the Massachusetts General Laws relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or authorization of distributions in violation of the Company's Amended and Restated Articles of Organization or of loans to officers or directors of the Company or any transaction from which the director derived improper personal benefit. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the Common Stock of the Company is The First National Bank of Boston at its principal office in Boston, Massachusetts.


                              PLAN OF DISTRIBUTION


        The Company may sell the Shares through agents or dealers, directly to one or more individual, institutional or other purchasers or through any combination of these methods of sale. The Company currently anticipates that distribution of the Shares may be effected in one or more transactions, at $5.00 per share. The Company will pay a (i) commission in the aggregate amount of $116,250 to a third party in connection with the sale of 500,000 of the Shares offered hereby and (ii) a commission in an aggregate amount of $3,750 to a third party in connection with the sale of 25,000 of the Shares offered hereby. There is no arrangement to place the funds received in this Offering in escrow, trust or similar arrangement and, accordingly, all of the proceeds may be used by the Company immediately. The date of the termination of this Offering is the later of (i) the date on which all of the Shares have been sold, or (ii) October 31, 1996.


        In the event that the Company sells any of the Shares through a selling agent, it is currently contemplated that any selling agent would be retained on a "best efforts" basis pursuant to the terms of a selling agent agreement, entered into prior to the sale of any Shares sold through such selling agent, which limits the agent's obligations to using its best efforts to place the Shares as agent for the Company. Although the Company has not entered into a selling agent agreement with any party as of the date hereof, any such agreement may provide for the reimbursement by the Company of certain costs and expenses incurred by or on behalf of the agent in connection with the performance of its obligations, and the payment of compensation to such agent, in the form of discounts, concessions or commissions.

        Agents and dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts or commissions they receive from the Company, and any profit on the resale of the Shares they realize may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any selling agent agreement may contain provisions in which the Company agrees to indemnify the agent against certain liabilities, which may include liabilities under the Securities Act, or requires the Company to contribute to payments the agent may be required to make in respect thereof.

        The Company has applied for the listing of the Shares offered hereby on the Nasdaq SmallCap.

        Agents or dealers may engage in transactions with, or perform services for, the Company in the ordinary course of business.

        In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution.


                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                     EXPERTS

        The financial statements and schedules of the Company included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                             ADDITIONAL INFORMATION

        The Company has filed with the Commission a Registration Statement on Form SB-2 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statements and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not necessarily complete. With respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in all respects by such reference.

        Copies of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the following regional offices of the
Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of fees prescribed by the Commission. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World Wide Web Site, http://www.sec.gov.

        The Company is currently subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's following Regional Offices: Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60604 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        The Company intends to continue to furnish its stockholders with annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                       Page
INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE
  THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1996

Consolidated Balance Sheets as of
  June 30, 1996 and December 31, 1995 ...............................   F-2
Consolidated Statements of Operations
  for the three months ended June 30, 1996
  and 1995 and the six months ended
  June 30, 1996 and 1995 ............................................   F-3
Consolidated Statements of Cash Flows for
  the six months ended June 30, 1996
  and 1995 ..........................................................   F-4
Notes to Financial Statements .......................................   F-5

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 AND DECEMBER 31, 1994
 TOGETHER WITH AUDITORS' REPORT

Report Of Independent Public Accountants--
  Arthur Andersen LLP ...............................................   F-6
Consolidated Balance Sheets as of
  December 31, 995 and December 31, 1994 ............................   F-7
Consolidated Statements of Operations for
  the years ended December 31, 1995
  and December 31, 1994 .............................................   F-8
Consolidated Statements of Stockholders'
  Investment as of December 31, 1993,
  December 31, 1994 and December 31, 1995 ...........................   F-9
Consolidated Statements of Cash Flows
  for the years ended December 31, 1995
  and December 31, 1994 .............................................   F-10
Notes to Consolidated Financial Statements ..........................   F-11

                              FINANCIAL STATEMENTS
                      STOCKER & YALE, INC. AND SUBSIDIARIES
                      Item 1.1 CONSOLIDATED BALANCE SHEETS

                                               June 30, 1996                   December 31,1995
                                                (unaudited)                        (audited)
     ASSETS
CURRENT ASSETS
Cash                                           $    26,071                      $    22,033
Accounts Receivable                              1,693,214                        1,897,943
Prepaid Taxes                                      323,963                          323,963
Inventory                                        3,999,111                        3,836,653
Prepaid Expenses                                   114,886                          159,013
     Total Current Assets                        6,157,245                        6,239,605
PROPERTY, PLANT & EQUIPMENT, NET                 3,184,221                        3,365,949
NOTE RECEIVABLE                                  1,000,000                        1,000,000
GOODWILL, NET                                    8,860,506                        9,005,729
DEBT ISSUANCE COSTS, NET                           158,926                          169,687
                                                19,360,898                       19,780,970

     LIABILITIES AND STOCKHOLDER'S  EQUITY
CURRENT LIABILITIES
Current portion of long-term debt              $   311,876                      $   266,358
Mortgage note payable                            1,500,000                        1,500,000
Subordinated notes payable                               0                        1,000,000
Accounts payable                                 1,752,808                        1,527,468
Short-term lease obligation                         31,401                           58,560
Accrued expenses
   Income taxes                                     81,730                          265,918
   Other                                           426,326                          475,136
     Total Current Liabilities                   4,104,141                        5,093,440

LONG TERM LEASE OBLIGATION                          72,094                           82,909

LONG TERM DEBT
Subordinated Convertible Notes                 $ 1,350,000                      $         0
Senior Bank Debt                                 3,589,130                        4,080,364
    Total Long Term Debt                         4,939,130                        4,080,364

OTHER LONG TERM LIABILITIES                        684,479                          684,479
DEFERRED INCOME TAXES                            1,135,280                        1,215,280
                                                10,935,124                       11,156,472
STOCKHOLDER'S EQUITY
Common stock, .001 par value
Authorized -2,400,000
Issued and Outstanding -1,712,914              $     1,713                      $     1,713
Paid in capital                                  6,845,685                        6,845,685
Retained Earnings                                1,578,376                        1,777,100
       Total Stockholder's Equity                8,425,774                        8,624,498
                                                19,360,898                       19,780,970

                              FINANCIAL STATEMENTS
                      STOCKER & YALE, INC. AND SUBSIDIARIES
                 Item 1.2 CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                              Three Months Ended                        Six Months Ended
                                        June 30, 1996      June 30, 1995           June 30, 1996    June 30, 1995
NET SALES                                $2,566,098         $3,158,634              $5,576,224       $6,447,452

COST OF SALES                             1,634,293          1,984,952               3,579,452        4,010,851

     Gross  profit                          931,805          1,173,682               1,996,772        2,436,601

SELLING EXPENSES                            409,756            417,977                 831,127          862,078
GENERAL AND
   ADMINISTRATIVE EXPENSES                  444,562            502,429                 955,567          979,576
RESEARCH AND
    DEVELOPMENT EXPENSES                     73,357             77,387                 144,762          152,103

     Operating income                         4,130            175,889                  65,316          442,844

INTEREST EXPENSE                            147,971            179,865                 300,140          334,288

     Income (loss)
         before income tax provision       (143,841)            (3,976)               (234,824)         108,556

INCOME TAX
PROVISION (BENEFIT)                         (29,300)             6,600                 (36,100)         102,250

     Net income (loss)                   $ (114,541)        $  (10,576)             $ (198,724)      $    6,306



EARNINGS (LOSS) PER SHARE                $    (0.07)        $    (0.01)             $    (0.12)      $     0.00

WEIGHTED AVERAGE COMMON
SHARES AND EQUIVALENTS                    1,712,914          1,570,025               1,712,914        1,581,316


                              FINANCIAL STATEMENTS
                      STOCKER & YALE, INC. AND SUBSIDIARIES
                 Item 1.3 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Six months ended
                                                                   June 30, 1996       June 30, 1995
                                                                    (unaudited)         (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                               $  (198,724)       $     6,306
  Adjustments to reconcile net income to net cash
   provided by operating activities  -
    Depreciation and amortization                                     486,784            556,434
    Deferred income taxes and other                                   (80,000)           (82,377)
  Other changes in assets and liabilities -
     Accounts receivable, net                                         204,729           (131,076)
        Inventories                                                  (162,458)          (791,485)
        Prepaid expenses                                               44,127             58,649
        Accounts payable                                              225,340            567,051
        Accrued expenses                                              (48,810)          (140,692)
        Accrued and refundable taxes                                 (184,188)           (36,544)
Net cash provided by operating activities                             286,800              6,266

CASH FLOWS FROM  INVESTING ACTIVITIES
  Purchases of property, plant and equipment                         (110,073)           (73,618)
        Net cash used for investing activities                       (110,073)           (73,618)

CASH FLOWS FROM FINANCING ACTIVITIES
  Sales of common stock                                                     0            776,500
  Repayment of Subordinated Note/ Bank Debt                        (1,000,000)        (6,605,827)
        Proceeds from Short Term Note                                       0            200,000
        Proceeds from Term Loan                                             0          2,767,000
        Proceeds from Line of Credit                                        0          2,766,357
        Proceeds from Subordinated Notes payable                    1,350,000          1,000,000
        Repayment of bank debt                                       (445,715)          (553,917)
        Payments on capital lease                                     (37,974)           (23,530)
        Deferred financing cost                                       (39,000)          (246,744)
          Net cash provided by (used for) financing activities       (172,689)            79,839

   NET INCREASE  IN CASH                                                4,038             12,487

   CASH, BEGINNING OF PERIOD                                           22,033              8,344

   CASH, END OF PERIOD                                            $    26,071        $    20,831


                     STOCKER & YALE, INC. AND SUBSIDIARIES

Item 1.4    Notes to Financial Statements

1.  General

The interim consolidated financial statements presented have been prepared by Stocker & Yale, Inc. (the "Company") without audit and, in the opinion of the management, reflect all adjustments of a normal recurring nature necessary for a fair statement of (a) the results of operations for the three month and six month periods ended June 30, 1996 and June 30, 1995, (b) the financial position at June 30, 1996, and (c) the cash flows for the six month periods ended June 30, 1996 and June 30, 1995. Interim results are not necessarily indicative of results for a full year.

The consolidated balance sheet presented as of December 31, 1995, has been derived from the consolidated financial statements that have been audited by the Company's independent public accountants. The consolidated financial statements and notes are condensed as permitted by Form 10-QSB and do not contain certain information included in the annual financial statements and notes of the Company. The consolidated financial statements and notes included herein should be read in conjunction with the financial statements and notes included in the Company's Annual report on Form 10-KSB.

2.  Debt

The 13.5% Subordinated Notes Payable of $1,000,000, which matured on May 6, 1996, were refinanced by a new issue of Subordinated Notes totaling $1,350,000. The new notes mature on May 1, 2001, bear interest at 7.25% and are convertible into shares of the Company's common stock at a price of $7.375 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Directors of
Stocker & Yale, Inc.:

We have audited the accompanying consolidated balance sheets of Stocker & Yale, Inc. (a Massachusetts corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' investment and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stocker & Yale, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States.


                                                             ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 15, 1996

                      STOCKER & YALE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                (IN U.S. DOLLARS)

                                     ASSETS
                                                               December 31,
                                                            1995         1994
CURRENT ASSETS:
 Cash and cash equivalents                             $    22,033   $     8,344
 Trade receivables, less reserves
   of $54,000 in 1995 and 1994                           1,897,943     1,790,268
 Prepaid income taxes                                      323,963       113,923
 Inventories                                             3,836,653     3,307,051
 Prepaid expenses                                          159,013       279,876
                                                       -----------   -----------
     Total current assets                                6,239,605     5,499,462
                                                       -----------   -----------

PROPERTY, PLANT AND EQUIPMENT, NET                       3,365,949     4,223,821
                                                       -----------   -----------

NOTE RECEIVABLE                                          1,000,000          --
                                                       -----------   -----------

GOODWILL, NET OF ACCUMULATED AMORTIZATION                9,005,729     9,293,683
                                                       -----------   -----------

DEBT ISSUANCE COSTS, NET OF ACCUMULATED AMORTIZATION       169,687        29,569
                                                       -----------   -----------

                                                       $19,780,970   $19,046,535
                                                       ===========   ===========

                    LIABILITIES AND STOCKHOLDERS' INVESTMENT

CURRENT LIABILITIES:
 Current portion of long-term debt                   $   266,358     $   407,531
 Mortgage note payable                                 1,500,000            --
 Subordinated notes payable                            1,000,000            --
 Accounts payable                                      1,527,468       1,347,612
 Short-term lease obligation                              58,560          41,779
 Accrued expenses--
    Income taxes                                         265,918          89,338
    Other                                                475,136         613,049
                                                     -----------     -----------

        Total current liabilities                      5,093,440       2,499,309
                                                     -----------     -----------

LONG-TERM LEASE OBLIGATION                                  --            65,591
                                                     -----------     -----------

LONG-TERM DEBT                                         4,163,273       6,271,625
                                                     -----------     -----------

OTHER LONG-TERM LIABILITIES                              684,479         597,122
                                                     -----------     -----------

DEFERRED INCOME TAXES                                  1,215,280       1,454,951
                                                     -----------     -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' INVESTMENT:

 Common stock, par value $0.001 at
  December 31, 1995 and 1994--
  Authorized--2,400,000 shares at
  December 31, 1995 and 1994

 Issued and outstanding--1,712,914 shares
  and 1,538,062 shares at December 31, 1995
  and 1994, respectively
                                                           1,713           1,538
 Paid-in capital                                       6,845,685       6,069,360
 Retained earnings                                     1,777,100       2,087,039
                                                     -----------     -----------

   Total stockholders' investment                      8,624,498       8,157,937
                                                     -----------     -----------

                                                     $19,780,970     $19,046,535
                                                     ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      STOCKER & YALE, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                (IN U.S. DOLLARS)



                                                      For the Years Ended
                                                          December 31,
                                                      1995            1994

NET SALES                                         $ 13,004,675    $ 11,178,685

COST OF SALES                                        8,386,170       7,070,325
                                                  ------------    ------------

            Gross profit                             4,618,505       4,108,360

SELLING EXPENSES                                     1,703,704       1,569,145

GENERAL AND ADMINISTRATIVE EXPENSES                  2,112,248       1,779,189

RESEARCH AND DEVELOPMENT                               220,290         226,498
                                                  ------------    ------------

  Operating income                                     582,263         533,528

LOSS ON SALE OF REAL ESTATE                           (282,565)           --
INTEREST EXPENSE                                      (661,907)       (754,868)
                                                  ------------    ------------

  Loss before income tax provision (benefit)
    and extraordinary item                            (362,209)       (221,340)

INCOME TAX PROVISION (BENEFIT)                         (52,270)         36,254
                                                  ------------    ------------

  Loss before extraordinary item                      (309,939)       (257,594)

GAIN ON EXTINGUISHMENT OF DEBT,
   NET OF $930,000 IN TAXES                               --         3,594,200
                                                  ------------    ------------

            Net income (loss)                     $   (309,939)   $  3,336,606
                                                  ============    ============

LOSS PER SHARE BEFORE EXTRAORDINARY ITEM          $      (0.19)   $      (0.21)

EXTRAORDINARY ITEM                                        --              3.00
                                                  ------------    ------------

EARNINGS (LOSS) PER SHARE                         $      (0.19)   $       2.79
                                                  ============    ============

WEIGHTED AVERAGE COMMON SHARES AND EQUIVALENTS       1,660,590       1,197,600
                                                  ============    ============


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                      STOCKER & YALE, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                                (IN U.S. DOLLARS)

                                                                    Retained        Total
                                   Common Stock        Paid-in       Earnings    Stockholders'
                                  Shares   Amount      Capital      (Deficit)     Investment

BALANCE, DECEMBER 31, 1993      741,986    $  742    $ 2,388,325    $(1,249,567)   $ 1,139,500

   Repurchase of
     common stock              (141,986)     (142)      (351,358)          --         (351,500)

   Shares issued to
     acquire Brower             300,431       300           --             --              300

   Sales of common stock        637,631       638      4,032,393           --        4,033,031

   Net income                      --        --             --        3,336,606      3,336,606
                              ---------    ------    -----------    -----------    -----------

BALANCE, DECEMBER 31, 1994    1,538,062     1,538      6,069,360      2,087,039      8,157,937

   Sales of common stock        174,852       175        776,325           --          776,500

   Net loss                        --        --             --         (309,939)      (309,939)
                              ---------    ------    -----------    -----------    -----------

BALANCE, DECEMBER 31, 1995    1,712,914    $1,713    $ 6,845,685    $ 1,777,100    $ 8,624,498
                              =========    ======    ===========    ===========    ===========

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                      STOCKER & YALE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (IN U.S. DOLLARS)

                                                              For the Years Ended
                                                                  December 31,
                                                               1995           1994
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                    $  (309,939)   $ 3,336,606
   Adjustments to reconcile net income (loss)
    to net cash provided by operating activities-
      Extraordinary gain                                       --       (3,594,200)
      Loss on disposal of assets                            228,565           --
      Depreciation and amortization                         975,516      1,117,595
      Deferred income taxes                                (449,711)      (594,636)
      Other changes in assets and liabilities,
        net of effect of extinguishment of debt-
         Accounts receivable, net                          (107,675)      (177,977)
         Inventories                                       (529,602)        43,890
         Prepaid expenses                                   120,863       (106,952)
         Accounts payable                                   179,856       (185,657)
         Other accrued expenses                            (122,670)       350,101
         Accrued taxes                                      176,580        (11,286)
         Other                                               87,357        199,106
                                                        -----------    -----------
           Net cash provided by operating activities        249,140        376,590
                                                        -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment            (2,032,025)       (57,190)
   Proceeds from sale of property, plant and equipment    1,095,462           --
                                                        -----------    -----------
           Net cash used for investing activities          (936,563)       (57,190)
                                                        -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Sales of common stock                                    664,000      3,681,831
   Payments of bank debt                                 (6,679,156)    (1,381,018)
   Proceeds from bank debt                                2,836,708           --
   Proceeds from (payment of) subordinated notes          1,000,000     (2,500,000)
   Proceeds from mortgage note payable                    1,500,000           --
   Repayments of term loans                              (1,482,218)          --
   Proceeds from term loans                               3,075,141           --
   Payments on capital lease                                (48,810)       (40,409)
   Deferred financing costs                                (164,553)       (76,880)
                                                        -----------    -----------
           Net cash provided by (used for)
             financing activities                           701,112       (316,476)
                                                        -----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                    13,689          2,924

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                  8,344          5,420
                                                        -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                  $    22,033    $     8,344
                                                        ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Interest paid                                        $   681,953    $   699,703
                                                        ===========    ===========
   Taxes paid                                           $   110,578    $   208,540
                                                        ===========    ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
   Note receivable from the sale of property,
     plant and equipment                                $ 1,000,000    $      --
                                                        ===========    ===========
   The Company issued 300,431 shares of its
     common stock to acquire all of the
     outstanding shares of Brower
      Explorations, Inc.                                $      --      $       300
                                                        ===========    ===========
   Issuance of 25,333 shares in consideration of
     personal guarantees associated with financing
                                                        $   112,500    $      --
                                                        ===========    ===========

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                      STOCKER & YALE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                                (IN U.S. DOLLARS)




(1)      ORGANIZATION AND RECENT EVENTS

         On June 14, 1989, Stocker & Yale, Inc. (the Company) was acquired by S&Y Acquisition Corp., a privately held corporation. The Company was merged with and into S&Y Acquisition Corp., with the Company being the surviving corporation. S&Y Acquisition Corp. financed the acquisition through the issuance of its common stock, borrowings under a revolving line of credit, issuance of subordinated notes payable and cash of the Company.

         On May 11, 1994, the Company merged with an existing inactive company, Brower Explorations, Inc., pursuant to a certain agreement and plan of merger dated December 29, 1993, with the Company being the surviving corporation. Simultaneous to this merger, the Company offered 400,000 shares of its stock in a public offering on the Vancouver Stock Exchange. Additionally, the Company has sold shares to U.S. investors through various private placements.

         The Company utilized the proceeds of the offerings to acquire the notes, related accrued interest and common stock held by the subordinated note holders (see Note 7).

(2)      OPERATIONS

         The Company, incorporated in 1951, designs, manufactures, assembles and markets a diversified line of products. In its Salem, New Hampshire, facility, the Company manufactures a variety of optical and measuring instruments, including microscope illuminators, magnifiers and machine vision lighting systems, machine tool projectors and tool analyzers, land navigation compasses and military-type mechanical watches. The Company sells its compasses and watches to a wide variety of customers including the U.S. Government. The Company has developed and patented a line of fluorescent light dimming systems which was introduced to the market in late 1993.

         In its MFE Instruments Division, the Company manufactures a broad range of oscillographic recorders and thermal printers. These products are produced for both the original equipment manufacturer and end-user markets and are used in diverse applications including medical, laboratory, general industrial and commercial applications.

         The Company's Stilson and Die-Draulics divisions manufacture a wide range of machine tool components, material handling accessories and pressure control systems at their facility in Fraser, Michigan. These products are sold to the automotive, electronic, food, pharmaceutical and appliance industries.

                      STOCKER & YALE, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                                (IN U.S. DOLLARS)

                                   (Continued)


(2)      OPERATIONS (Continued)

         Stocker & Yale Hong Kong Limited was formed in March 1995 as a 95%-owned subsidiary of the Company. This entity was formed to facilitate distribution of watches and compasses in Southeast Asia. The operations of this entity are consolidated into the accompanying financial statements.

(3)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), and all amounts are presented in U.S. dollars unless denoted otherwise.

         Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Operating results in the future could vary from the amounts derived from management's estimates and assumptions.

         Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, Stocker & Yale Foreign Sales Corp. and Stocker & Yale Hong Kong Limited. All significant intercompany balances and transactions have been eliminated.

         Revenue Recognition

         The Company recognizes revenue as products are shipped.

         Property, Plant and Equipment

         The Company provides for depreciation on a straight-line basis by charges to expense in amounts estimated to amortize the costs of property, plant and equipment over their estimated useful lives. Rates used to compute depreciation are based on the following estimated useful lives:

                 Asset Classification                Estimated Useful Life

          Building and building improvements            25 to 40 Years
          Machinery and equipment                        5 to 10 Years
          Furniture and fixtures                         3 to 10 Years

         Property, plant and equipment, net, consist of the following:

                                                 December 31, 1995
                                                  Accumulated     Net Book
                                         Cost    Depreciation      Value

          Land                       $  446,300   $     --     $  446,300
          Building and
            building improvements     2,400,119      296,747    2,103,372
          Machinery and equipment     4,213,625    3,629,604      584,021
          Furniture and fixtures        629,473      397,217      232,256
                                     ----------   ----------   ----------

                                     $7,689,517   $4,323,568   $3,365,949
                                     ==========   ==========   ==========

                                                  December 31, 1994
                                                   Accumulated     Net Book
                                          Cost    Depreciation      Value

          Land                       $  822,000   $     --     $  822,000
          Building and
            building improvements     2,909,273      536,598    2,372,675
          Machinery and equipment     4,100,333    3,258,820      841,513
          Furniture and fixtures        486,193      298,560      187,633
                                     ----------   ----------   ----------

                                     $8,317,799   $4,093,978   $4,223,821
                                     ==========   ==========   ==========

         Total depreciation of property, plant and equipment amounted to approximately $566,000 and $745,000 for the periods ended December 31, 1995 and 1994, respectively.

         Included in machinery and equipment is an asset under capital lease with fair market value at the inception of the lease of $190,094. This equipment is being depreciated over the life of the lease, which is five years.

         Goodwill and Debt Issuance Costs

         On June 14, 1989, the Company was acquired by S&Y Acquisition Corp., a privately held corporation. The Company was merged with and into S&Y Acquisition Corp., with the Company being the surviving corporation. S&Y Acquisition Corp. financed the acquisition through the issuance of its common stock, outstanding cash on hand at the time of the acquisition, borrowings under a revolving line of credit and borrowings under subordinated notes payable. In addition, a noncontrolling stockholder converted 41,667 shares of Stocker & Yale, Inc., valued at $500,000, into 41,667 shares of S&Y Acquisition Corp.

         Total consideration paid was approximately $33,413,000 ($33,125,000 in cash and $288,000 in common stock of the predecessor company) for assets of approximately $23,899,000 (including approximately $12,400,000 in cash) and liabilities of approximately $1,235,000, resulting in $10,749,000 of goodwill.

         For financial reporting purposes, the purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair market value existing at the date of acquisition, in accordance with the purchase method of accounting. The excess of purchase price over fair market value of net assets acquired is reflected in the accompanying consolidated balance sheets as goodwill. For income tax purposes, the transaction was treated as an acquisition of stock. As a result, the tax bases of assets and liabilities carry over from amounts previously reported for income tax purposes.

         On July 19, 1991, the Company purchased a product line for approximately $370,000. The acquisition was accounted for as a purchase. The Company valued the inventory and certain fixed assets at their fair market value of approximately $262,000 and recorded the remaining purchase price of approximately $108,000 as goodwill.

         Intangibles consist of the following:

                                                 December 31, 1995
                                                Accumulated    Net Book
                                     Cost       Amortization    Value

           Goodwill              $10,859,278   $ 1,853,549   $ 9,005,729
           Debt issuance costs       277,053       107,366       169,687

                                                 December 31, 1994
                                                Accumulated    Net Book
                                     Cost       Amortization    Value

           Goodwill              $10,856,780   $ 1,563,097   $ 9,293,683
           Debt issuance costs        76,880        47,311        29,569

         Goodwill associated with the acquisition of the Company on June 14, 1989 is being amortized over 40 years. Goodwill associated with the acquisition of the product line on July 19, 1991 is being amortized over five years.

         Total amortization of goodwill amounted to approximately $290,000 for the periods ended December 31, 1995 and 1994.

         The Company evaluates the net realizable value of intangible assets on an ongoing basis relying on a number of factors including operating results, business plans, budgets and economic projections. In addition, the Company's evaluation considers nonfinancial data such as market trends, product development cycles and changes in management's market emphasis. When an impairment in the carrying value has occurred, it is the Company's policy to reduce the carrying amount of the impaired asset to its fair market value.

         In connection with the refinancing of its revolving line of credit and subordinated notes payable, the Company incurred $277,053 in debt issuance costs, which are being amortized over the respective lives of the underlying agreements. In conjunction with the refinancing in 1995, all prior debt issuance costs were written off.

         Income Taxes

         The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of the assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         Inventories

         Inventories are stated at the lower of cost (first-in, first-out basis) or market and include materials, labor and overhead.

         Earnings (Loss) per Share

         Earnings (loss) per share are calculated using the weighted average number of common shares outstanding, plus the dilutive effect of any options or warrants outstanding.

         All share amounts and per share amounts in the accompanying financial statements have been adjusted to reflect the 1:5 reverse stock split which occurred on December 28, 1995.

         Cash and Cash Equivalents and Financial Instruments

         For purposes of the consolidated statements of cash flows, cash and cash equivalents consist of highly liquid investments with original maturities of three months or less.

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The risk is limited due to the relatively large number of customers composing the Company's customer base and their dispersion across many industries and geographic areas within the United States, Europe and Asia.

         Fair Values of Financial Instruments

         The following methods and assumptions were used by the Company to estimate the fair values of each class of financial instruments:

            Cash and Cash Equivalents

            The carrying amounts of cash and cash equivalents approximate their fair value.

            Note Receivable

            The carrying amount of the note receivable approximates its fair value as of December 31, 1995 using a discounted cash flow analysis at interest rates currently available for notes with similar risk characteristics.

            Revolving Lines of Credit

            The carrying amounts of revolving lines of credit with adjustable interest rates approximate their fair value since no significant change in the risk characteristics of the Company have occurred since inception of the borrowing.

            Term Loans and Subordinated Notes Payable

            The carrying amounts of term loans with fixed interest rates approximate their fair value as of December 31, 1995 using a discounted cash flow analysis at interest rates currently available for obligations with similar risk characteristics. The carrying amounts of debt facilities, including subordinated notes and mortgage note payable with variable interest rates, approximate their fair value.

(4)      INCOME TAXES

         The components of the income tax provision (benefit) are as follows:

                                     For the Years Ended
                                         December 31,
                                     1995            1994
          Current-
             Federal               $ 260,820      $ 167,717
             State                    80,526         72,008
                                  ----------     ----------

                                     341,346        239,725
                                  ----------     ----------
          Deferred-
             Federal                (295,212)      (155,471)
             State                   (98,404)       (48,000)
                                  ----------     ----------

                                    (393,616)      (203,471)
                                  ----------     ----------

                                   $ (52,270)     $  36,254
                                   =========      =========

         Deferred income taxes result primarily from timing differences in book and tax depreciation and the recognition of gains related to the note receivable.

         The following is a reconciliation of the federal income tax provision (benefit) calculated at the statutory rate of 34% to the recorded amount:

                                                  For the Years
                                                Ended December 31,
                                              1995             1994
          Applicable statutory
            federal income tax benefit
                                           $(123,151)        $(75,256)
          State income taxes,
            net of federal income tax
            benefit
                                             (21,733)           4,328
          Goodwill amortization               98,754           98,724
          Other, net                          (6,140)           8,458
                                           ---------      -----------

                                           $ (52,270)        $ 36,254
                                           =========         ========

         The significant items composing the deferred tax asset and liability at December 31, 1995 and 1994 are as follows:

                                                 1995                        1994
                                          Current     Long-term      Current        Long-term
         Assets-
            Reserves not
              currently deductible       $223,901    $      --      $102,286    $      --
            Other                         107,144           --        52,455        172,572
                                         --------    -----------    --------    -----------

                     Total assets         331,045           --       154,741        172,572
                                         --------    -----------    --------    -----------

         Liabilities-
            Accelerated depreciation
              and property-basis
              differences
                                             --         (738,655)       --       (1,627,523)
            Note receivable                  --         (402,700)       --             --
            Other                          (7,082)       (73,925)    (40,818)          --
                                         --------    -----------    --------    -----------

                     Total liabilities     (7,082)    (1,215,280)    (40,818)    (1,627,523)
                                         --------    -----------    --------    -----------

                     Net assets
                       (liabilities)     $323,963    $(1,215,280)   $113,923    $(1,454,951)
                                         ========    ===========    ========    ===========

(5)      INVENTORIES

         Inventories are as follows:

                                                 December 31,
                                                1995         1994

         Finished goods                   $  863,428   $  881,110
         Work-in-process                     482,712      476,707
         Raw materials                     2,490,513    1,949,234
                                          ----------   ----------

                                          $3,836,653   $3,307,051
                                          ==========   ==========

(6)      NOTE RECEIVABLE

         On September 5, 1995, the Company sold its manufacturing facility in Beverly, Massachusetts, for $1.2 million in cash and a note receivable of $1 million from the buyer. The note bears interest at 6.32%, payable monthly in arrears. The terms of the note require interest-only payments for the first five years, with monthly principal and interest payments of $19,482 commencing October 1, 2000 through maturity on September 1, 2005. The note is secured by a letter of credit with a bank.

(7)      DEBT

         As of December 31, 1995 and 1994, long-term debt consisted of the following:

                                                      December 31,
                                                    1995        1994

         Revolving line of credit, maturing
         June 30, 1995, payable to a bank,
         with an interest rate at the bank's
         prime lending rate plus 3/4% at
         December 31, 1994 (9.25%)              $        -   $6,679,156

         Revolving line of credit, maturing
         March 31, 1998, payable to a bank,
         with an interest rate at the bank's
         prime lending rate plus 1/2 % at
         December 31, 1995 (9.00%)               2,753,018         --

         Revolving line of credit, maturing
         April 1996, payable to a Hong Kong
         bank, with an interest rate at the
         bank's prime lending rate at
         December 31, 1995 (8.75%)                  83,690         --

         Term loan, maturing on March 1,
         2000, payable to a bank, with an
         interest rate of prime plus 1/2%,
         (9.00%) at December 31, 1995            1,488,386         --

         Term loan, maturing October 17,
         2000, payable to a bank, with an
         interest rate at 8.80%                    104,537         --
                                                ----------   ----------

          Less--Current portion of
            long-term debt                         266,358      407,531
                                                ----------   ----------
                                                $4,163,273   $6,271,625
                                                ==========   ==========

         On March 6, 1995, the Company refinanced its revolving line of credit. The old line of credit was repaid with the proceeds of a revolving line of credit and two term loans totaling $2.967 million with a different bank (the Bank) and $1 million of subordinated notes payable.

         The revolving line of credit has a maximum credit limit of the lesser of $4,000,000 or a borrowing base as defined in the Credit Agreement as a function of the Company's eligible accounts receivable and inventory, approximately $3,266,000 as of December 31, 1995. The line has a floating interest rate of 1/2% above the Bank's prime lending rate. The maximum amount outstanding at any month-end during 1995 was $2,886,250 with a weighted average interest rate of during the year of 9.35%.

         One term loan has a five-year term with an original principal amount of $2,767,000. Principal payments of $23,059 were due monthly, plus interest at the Bank's prime lending rate plus 1/2%. In conjunction with the sale of the Beverly facility referred to in Note 6, a principal payment of $1.1 million was made on this note, at which time the loan agreement was amended to reduce the monthly principal payment on this note to $13,420.

         The other term loan was short-term in nature. It had an original principal amount of $200,000 and carried an interest rate of the Bank's prime lending rate plus 2%. The entire amount was repaid in August 1995.

         These loans require the Company to comply with several affirmative and negative covenants, including certain financial tests and ratios such as debt service coverage, net income requirements and other items. The loans are collateralized by substantially all of the Company's assets and a personal guaranty, to the extent of $1,000,000, by the Chairman of the Board.

         The subordinated notes payable, principal balance of $1,000,000, have a term of 14 months and have interest rates of 13.5%. Interest payments are due quarterly, commencing on June 1, 1995. The notes mature on May 6, 1996. Payment of these notes is subordinated to those of the senior debt discussed above and is personally guaranteed by the Chairman of the Board. In conjunction with the subordinated notes, the subordinate noteholders received warrants to purchase 20,000 shares of the Company's $0.001 par value common stock. These warrants are exercisable through March 6, 1996 at $7.50 CND per share of common stock, which was the publicly traded price at the date of the issuance of the warrants. For financial reporting purposes, the Company has not placed any value on the warrants.

         In exchange for the personal guarantees discussed above, the Chairman of the Board received 5% of the face amount of the guarantees in common stock of the Company, which amounted to $112,500.

         This amount is included in debt acquisition costs and is being amortized over the lives of the respective loan and note agreements.

         On September 5, 1995, the Company sold its manufacturing facility in Beverly, Massachusetts, and purchased a manufacturing facility in Salem, New Hampshire. In conjunction with this purchase, the Company issued a $1,500,000 mortgage note payable to the buyer of its Beverly, Massachusetts, facility in exchange for $1,500,000 in cash, which was utilized to purchase the Salem facility. This note requires monthly interest payments at rates as follows: prime plus 2% from September 5, 1995 through February 28, 1996, prime plus 3% from March 1, 1996 through May 31, 1996 and prime plus 4% thereafter through maturity on September 1, 1996.

         As of December 31, 1995, the Company was not in compliance with certain financial covenants set forth in the Credit Agreement, as amended. On March 15, 1996, the Company obtained a waiver for these events of noncompliance. In addition to the waiver, the Credit Agreement was amended such that the Company's cumulative net income for the calendar periods ended March 31, June 30, September 30, and December 31 must be greater than zero, $43,000, 75,000 and $158,000, respectively. The Credit Agreement was also amended to change the certain other covenant requirements related to debt service coverage and capital expenditures.

         On May 11, 1994, the holder of certain subordinated notes agreed to the repayment in full of the principal amount of, and accrued interest on, the notes and the repurchase of all of the shares of common stock it held in the Company, for an aggregate consideration of $2,500,000. The Company recorded an extraordinary gain of $3,594,200, net of $930,000 in taxes, as a result of the extinguishment of this debt in the consolidated statement of operations for the year ended December 31, 1994.

(8)      STOCKHOLDERS' INVESTMENT

         On May 11, 1994, the Company changed the par value of its stock from $.01 to $.001 per share and increased the authorized shares to 2,400,000. The outstanding shares of the Company were converted to the new shares using a 11.129701-to-1 ratio. Pursuant to the merger agreement discussed earlier, the 7,510,784 outstanding shares of Brower Explorations, Inc. (Brower) were converted to, and exchangeable for, shares of the Company on the basis of 25 shares of Brower stock for one share of the Company's common stock. In addition, 750,000 outstanding Brower options were converted to 30,000 options to purchase shares of the Company's $0.001 par value common stock at $6.25 CND per share. These options expire on August 26, 1998.

         On May 11, 1994, the Company issued 400,000 shares of its $.001 par value common stock in an initial public offering on the Vancouver Stock Exchange. Simultaneously, 72,751 shares were sold via a private placement in the U.S. Net proceeds of these transactions were approximately $3,065,000. In November 1994, an additional 164,880 shares were sold in another private placement in the U.S. for approximately $960,000, net of expenses.

         During 1995, 149,519 shares were sold via two private placements in the U.S. Net proceeds of these transactions were approximately $664,000. In conjunction with the refinancing of the Company's debt in March 1995, 25,333 shares were issued to a principal shareholder in exchange for certain personal guarantees of the Company's debt.

(9)      EMPLOYEE BENEFITS

         The Company has noncontributory defined benefit pension plans that cover a majority of Company employees. The accrued benefit is determined based on credited service as of the employee's retirement date. Employees become fully vested after five years.

         The Company froze the benefit of the defined benefit pension plan during August 1993. The Company will report a curtailment gain in accordance with SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, after all benefit payments are made; the Company does not believe that the curtailment gain will have a material impact on the financial position or operations of the Company.

         The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets:

                                                      December 31,
                                                   1995         1994
          Actuarial present value of
            benefit obligations-
          Accumulated benefit obligation,
            including vested benefits of
            $354,253 in 1995 and $393,695
            in 1994                              $(354,253)   $(393,695)
                                                 =========    =========

          Projected benefit obligation for
            service rendered to date             $(354,253)   $(393,695)
          Plan assets at fair value,
            guaranteed investment contract
            with an insurance company
                                                   393,530      466,357
          Unrecognized net gain                    (11,347)     (64,885)
          Unrecognized net assets                  (75,696)     (81,175)
                                                 ---------    ---------

                      Accrued pension cost       $ (47,766)   $ (73,398)
                                                 =========    =========

         Net periodic pension cost (benefit)
           includes the following components:

                                                    For the Years Ended
                                                       December 31,
                                                    1995         1994
          Service cost--benefit earned
            during the period
                                                  $      -      $      -
          Interest cost on projected
            benefit obligation                      27,752        30,843
          Return on plan assets                    (29,150)      (34,545)
          Amortization of intangibles
            and other                               (4,241)       (6,478)
                                                   --------   -----------
                      Net periodic pension
                         cost (benefit)           $ (5,639)     $(10,180)
                                                   ========   ==========

            The weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 8.5% in 1995 and 1994. The expected long-term rate of return on assets was 8% in 1995 and 1994.

         On January 17, 1994, the Company established the Stocker & Yale 401(k) Plan (the Plan). Under the Plan, employees are allowed to make pretax retirement contributions. In addition, the Company may make matching contributions, not to exceed 100% of the employee contributions, and profit sharing contributions at its discretion. The Company made no such contributions for the Plan year ended December 31, 1995 and 1994. The Company incurred $8,284 and $3,655 in 1995 and 1994, respectively, to establish and administer the Plan.

         During 1994, the Company adopted a Stock Option Plan (the Option Plan) for the purpose of issuing both Incentive Options and Nonqualified Options to officers, employees and directors of the Company. Options may be granted under the Option Plan on such terms and at such prices as determined by the Board of Directors, except that the options cannot be granted at less than 100%, or in certain circumstances not less than 110%, of the fair market value of the common stock on the date of the grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option may be exercised after the expiration of 10 years from the date of grant. As of December 31, 1994, the Company had granted 89,040 options at an exercise price of $7.25. As of December 31, 1995 and 1994, no options were exercisable.

         The following is a summary of the Option Plan activity:

                                                Number
                                              of Shares        Price Range

          Outstanding at December 31, 1994        89,040        $7.25
                Granted                           50,000      3.70-4.55
                Exercised                              -            -
                Lapsed                            (4,600)        7.25
                                             -----------      -----------

          Outstanding at December 31, 1995       134,440     $3.70-$7.25
                                             ===========      ============

(10)     COMMITMENTS AND CONTINGENCIES

         Total rent expense for operating leases charged to operations for the periods ended December 31, 1995 and 1994 was $34,000 and $43,000, respectively. Minimum commitments under leases in effect at December 31, 1995 are as follows:

                                                       Capital       Operating
                                                       Leases         Leases

          1996                                         $62,265       $20,100
          1997                                               -        11,544
          1998                                               -         6,459
          1999                                               -         2,779
                                                       -------       -------

             Total minimum lease payments               62,265       $40,882
                                                                     =======

          Less--Amount representing interest             3,705
                                                       -------

                      Present value of net minimum
                        lease payments under
                        capital lease                  $58,560
                                                       =======

(11)     SEGMENTED INFORMATION

          The Company's operations were conducted primarily within the following industry segments for the fiscal years ended December 31, 1995 and 1994:

                                                  December 31, 1995
                                        Measuring        Machine
                                     and Inspection    Components
                                       Instruments   and Accessories    Total

          Net sales                   $ 8,684,411       $4,320,264   $13,004,675
          Operating income                 10,325          517,938       528,263
          Capital expenditures          1,920,967          111,058     2,032,025
          Depreciation expense            418,968          146,902       565,870
          Amortization expense            266,270          143,376       409,646
          Fixed assets, net             2,304,302        1,061,647     3,365,949
          Total identifiable assets    12,857,630        6,923,340    19,780,970

                                                  December 31, 1994
                                        Measuring        Machine
                                     and Inspection    Components
                                       Instruments   and Accessories    Total

          Net sales                   $ 6,616,063       $4,562,622   $11,178,685
          Operating income               (249,886)         783,414       533,528
          Capital expenditures            107,815              785       108,600
          Depreciation expense            481,547          263,811       745,358
          Amortization expense            241,954          130,283       372,237
          Fixed assets, net             3,126,332        1,097,489     4,223,821
          Total identifiable assets    12,447,659        6,598,876    19,046,535

         Sales to unaffiliated customers in foreign countries represented approximately 10% and 11% of net sales for fiscal 1995 and 1994, respectively. The Company's export sales are denominated in U.S. dollars.

===============================================================================

    No dealer, salesperson or other person has been authorized to give any information or make any representations not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                           ---------------------------



                                TABLE OF CONTENTS

                                                  Page


Available Information................................2
Prospectus Summary...................................3
Risk Factors.........................................6
Use of Proceeds......................................9
Market for Common Equity and
    Related Stockholder Matters.....................10
Dividend Policy.....................................10
Dilution............................................11
Capitalization......................................12
Management's Discussion and Analysis Of
    Financial Condition and Results of
    Operations......................................14
Business............................................19
Management..........................................27
Security Ownership..................................31
Certain Relationships and Related Transactions......33
Description of Capital Stock........................33
Plan of Distribution................................35
Legal Matters.......................................36
Experts.............................................36
Additional Information..............................36

===============================================================================


===============================================================================


                                 850,000 Shares


                              Stocker & Yale, Inc.

                                  Common Stock


                           ---------------------------

                                   PROSPECTUS


                                October 18, 1996


                           ---------------------------


===============================================================================

                                     PART II

                     Information Not Required in Prospectus

Item 25.          Other Expenses of Issuance and Distribution

        The following table sets forth an itemized statement of all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (all of which are estimated).

        All expenses in connection with the registration and distribution of the securities shall be borne by the Company.

         Securities and Exchange Commission
           filing fee................................            $1,360
         Nasdaq filing fee...........................             7,500
         Legal fees and expenses.....................           125,000
         Accounting fees and expenses................            15,000
         Blue sky fees and expenses..................             3,000
         Miscellaneous...............................             1,390
                                                               ========
                                                               $153,250

Item 24.          Indemnification of Directors and Officers

        Section 67 of Chapter 156B of the Massachusetts General Laws provides a statutory framework covering indemnification of directors, officers and employees against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. In addition, Article V of the Company's Amended and Restated By-Laws provides for indemnification of directors, officers and employees of the Company. Section 67 and the Company's Amended and Restated By-Laws generally provide that a director, officer or employee of the Company shall be indemnified by the Company for all expenses and liabilities of legal proceedings brought against him/her by reason of his/her status or service as a director, officer or employee unless the director, officer or employee is adjudged not to have acted in good faith in the reasonable belief that his/her action was in the best interest of the Company or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such plan. The Company's Amended and Restated Articles of Organization also incorporate certain provisions permitted under the Massachusetts General Laws relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or authorization of distributions in violation of the Company's Amended and Restated Articles of Organization or of loans to officers or directors of the Company or any transaction from which the director derived improper personal benefit. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

Item 26.          Recent Sales of Unregistered Securities

        Described below are all transactions in which the Company sold unregistered securities of the Company within the past three years. Numbers of shares and per share prices have been adjusted, as required, to reflect the one-for-five Reverse Stock Split which was consummated on December 28, 1995.

        In May 1994, the Company sold an aggregate of 40,000 shares of its Common Stock in the Initial Public Offering conducted in Canada at a price of $10.00 CDN per share. The aggregate amount of consideration paid for the shares of Common Stock sold in the Initial Public Offering was $4,000,000 CDN. The Company believes that the offer and sale of these shares of Common Stock was made in reliance on the exemption under Regulation S promulgated pursuant to the Securities Act as an offer and sale of securities outside of the United States without registration under the Securities Act.

        In May 1994, the Company consummated the Merger of Brower with and into the Company in which merger the Company was the surviving entity. The purpose of the Merger was to enable the Company to succeed to Brower's status as an entity listed for trading on the VSE and thereby to cause the Company to have access to the public capital markets. In connection with the Merger, the issued and outstanding common stock of Brower was converted into shares of Common Stock at a conversion ratio of five shares of Brower common stock for one share of Common Stock (twenty-five shares of Brower common stock for one share of Common Stock after giving effect to the Reverse Stock Split). As a result, the former holders of Brower common stock received 300,431.36 shares of Common Stock (after adjusting for the Reverse Stock Split) in consideration of 1,502,156.8 shares of Brower common stock. Based on information received from the transfer agent for Brower's common stock, the Company believes that the aggregate value of the shares of the Company's Common Stock issued to U.S. residents was less than $1,000,000 and, accordingly, the Company believes that the issuance and sale of such shares of Common Stock were made in reliance on the exemption from registration under Section 4(2) of the Securities Act.


        In May 1994, in connection with the Merger, certain options to purchase up to 850,000 shares of Brower common stock were converted into options to purchase up to 30,000 shares of Common Stock at an exercise price of $1.25 CDN per share. The issuance and sale of such securities were made in reliance on the exemption from registration under Section 4(2) of the Securities Act. In light of the status of each optionee as a senior executive of Brower, the Company believes that it has sufficient information to reasonably conclude that each such purchaser is an "accredited investor." In addition, based on information received from Brower, the Company believes that the aggregate value of shares of the Company's Common Stock which may be acquired by U.S. residents upon exercise of such options was less than $1,000,000.


        In May 1994, the Company sold an aggregate of approximately 72,751 shares of its Common Stock to certain parties which are not affiliates of the Company at a price of approximately $7.56 per share. The aggregate amount of consideration paid for such shares was $550,000. Based on information received from Brower, the Company believes that the aggregate value of shares of the Company's Common Stock acquired by U.S. residents was less than $1,000,000, and accordingly, the Company believes that the issuance and sale of such shares of Common Stock were made in reliance on the exemption from registration under
Section 4(2) of the Securities Act.

        In October 1994, the Company sold an aggregate of 164,880 shares of Common Stock in a private placement. The price per share in such transaction was the then-current approximately $6.22, and the aggregate consideration paid for such shares was $1,025,000. In this private placement, a trust for the benefit of Mark W. Blodgett and certain members of his family acquired 20,107.2 shares (after adjusting for the Reverse Stock Split) at a price per share of approximately $6.22 and an aggregate price of $125,000. These shares were sold to, and acquired by, such trust on the same terms and subject to the same conditions as contemporaneous sales to third parties. In addition, 104,501.6 shares of Common Stock sold in this private placement were acquired by Hoover Capital Management, Inc. ("Hoover Capital") on behalf of certain of its clients at an aggregate price of $650,000 and on the same terms and subject to the same conditions as contemporaneous sales to other parties. Based, in part, on representations made by the respective purchasers of such shares of Common Stock that such purchaser is (i) (A) a trust with total assets in excess of $5,000,000 or (B) a corporation, partnership, Massachusetts or similar business trust or an organization described in Section 501(c)(3) of the Code, not formed for the purpose of acquiring such shares, directed by a person who has such experience in financial matters that such person is capable of evaluating the merits and risks of owning such securities (any such person, a "Sophisticated Person") or
(ii) a high net worth individual, the Company believes that the issuance and sale of such shares of Common Stock were made in reliance on the exemption from registration under Section 4(2) of the Securities Act.

        In January 1995, the Company sold an aggregate of 41,791.2 shares of its Common Stock to certain parties, all of whom were represented by Hoover Capital, at a price of approximately $4.79 per share. The aggregate amount of consideration paid for such shares was $200,000. Based, in part, on representations made by the respective purchasers of such shares of Common Stock that such purchaser is (i)(A) a trust with total assets in excess of $5,000,000 or (B) a corporation, Massachusetts partnership or similar business trust or an organization described in Section 501(c)(3) of the Code, not formed for the purpose of acquiring such shares, directed by a Sophisticated Person or (ii) a high net worth individual, the Company believes that the issuance and sale of such shares of Common Stock were made in reliance on the exemption from registration under Section 4(2) of the Securities Act.

        Between April 1994 and April 1995, options to purchase a total of 118,440 shares of Common Stock were issued pursuant to the Company's 1994 Stock Option Plan (the "Plan") which provides for the granting of either incentive stock options or non-qualified options to employees, officers, directors and consultants of the Company. The Company believes that these grants and sales are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written plan or contract relating to the compensation of such individuals under Rule 701 promulgated pursuant to the Securities Act.

        In December 1994, the Company's 1994 Employee Stock Bonus Plan (the "Bonus Plan") purchased a total of 2,400 shares of Common Stock on the VSE and distributed the acquired shares to certain employees in accordance with the Bonus Plan. The Bonus Plan provides, among other things, for the granting of shares of Common Stock to employees of the Company other than the Chairman and Chief Executive Officer, the President and the President of the Company's SDD Division. The Company believes that these grants and sales are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written plan or contract relating to the compensation of such individuals under Rule 701 promulgated pursuant to the Securities Act.

        In January 1995, options to purchase a total of 9,000 shares of Common Stock at an exercise price of $7.50 CDN per share were granted to the three Directors of the Company who are not officers or employees of the Company. The Company believes that the issuance and sale of such securities were made in reliance on the exemption from registration under Section 4(2) of the Securities Act. In light of the status of each of the option holders as a Director of the Company or a high net worth individual, management of the Company believes that it obtained sufficient information to reasonably conclude that each such option holder is either an "accredited investor" or either alone or with his representative, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of owning shares of Common Stock.

        Contemporaneously with the 1995 grant of options to outside Directors of the Company, options to purchase a total of 3,000 shares of Common Stock at an exercise price of $7.50 CDN per share were issued to John M. Nelson who was not then affiliated with the Company, subject to his subsequent election to the Board. The issuance and sale of such securities were made in reliance on the exemption from registration under Section 4(2) of the Securities Act. In light of the status of such option holder as a high net worth individual, management of the Company believes it obtained sufficient information to reasonably conclude that such option holder is either an "accredited investor" or either alone or with his representative, has such knowledge and experience in financial business matters that he is capable of evaluating the merits and risks of owning shares of Common Stock. Mr. Nelson was elected to the Board of Directors on February 27, 1995.

        In March 1995, pursuant to that certain Subordinated Note and Warrant Purchase Agreement by and between the Company and certain parties which are not affiliates of the Company, the Company issued its 13.5% Subordinated Notes due May 6, 1996 (the "1995 Notes"), in an aggregate initial principal amount of $1,000,000 and its Stock Purchase Warrants expiring March 6, 1996 (the "Warrants"), upon the exercise of which the Company was obligated to issue, in the aggregate, up to 20,000 shares of its Common Stock at a price per share of $7.50 The aggregate consideration paid for the 1995 Notes and the Warrants was $1,000,000. Based, in part, on representations made by each purchaser of such securities, the Company believes that the issuance and sale of the Notes and the Warrants were made in reliance on the exemption from registration under Section 4(2) of the Securities Act. These 1995 Notes were paid in full in May, 1996, without exercise of the warrants.

        In 1995, Mark Blodgett personally guarantied certain indebtedness of the Company. The Company's Board of Directors determined that such guaranty had a value to the Company of $125,000. In consideration of such guaranty, in June 1995 the Company issued 25,533.2 shares to Mr. Blodgett. The shares issued to Mr. Blodgett in this transaction had an aggregate fair market value, at the then-current market price of $4.90, of $125,000. The Company believes that the issuance and sale of such shares of Common Stock were made in reliance on the exemptions under Section 4(2) of the Securities Act. In light of Mr. Blodgett's status as an officer and Director of the Company and a high net worth individual, management believes that it has obtained sufficient information to reasonably conclude that Mr. Blodgett, either alone or with his representative, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of owning shares of Common Stock.

        In June 1995, the Company sold an aggregate of 107,527 shares of Common Stock in a private placement. The price per share in such transaction was the then-current market price of $4.65, and the aggregate consideration paid for such shares was $500,000. In this private placement, Mark W. Blodgett acquired 21,505.4 shares of Common Stock at a price of $4.65 per share and at an aggregate price of $100,000. These shares were sold to, and acquired by Mr. Blodgett on the same terms and subject to the same conditions as contemporaneous sales to third parties. The Company believes that the issuance and sale of such shares of Common Stock to Mr. Blodgett were made in reliance on the exemptions under Section 4(2) of the Securities Act. In light of Mr. Blodgett's status as an officer and Director of the Company and a high net worth individual, management believes that it has obtained sufficient information to reasonably conclude that Mr. Blodgett, either alone or with his representative, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of owning shares of Common Stock. The remaining 86,021.5 shares of Common Stock were acquired by Hoover Capital on behalf of certain of its clients. Based, in part, on representations made by the respective purchasers, other than Mr. Blodgett, of such shares of Common Stock that such purchaser is (i)(A) a trust with total assets in excess of $5,000,000 or (B) a corporation, Massachusetts partnership or similar business trust or an organization described in Section 501(c)(3) of the Code, not formed for the purpose of acquiring such shares, directed by a Sophisticated Person or (ii) a high net worth individual, the Company believes that the issuance and sale of such shares of Common Stock were made in reliance on the exemption from registration under Section 4(2) of the Securities Act.

        In December 1995, the Company's 1995 Employee Stock Bonus Plan (the "1995 Bonus Plan") purchased a total of 2,920 shares of Common Stock on the VSE and distributed the acquired shares to certain employees in accordance with the 1995 Bonus Plan. The 1995 Bonus Plan provides, among other things, for the granting of shares of Common Stock to employees of the Company other than the Chairman and Chief Executive Officer, the President and the President of the Company's SDD Division. The Company believes that these grants and sales are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written plan or contract relating to the compensation of such individuals under Rule 701 promulgated pursuant to the Securities Act.

        In May 1996, pursuant to that certain Convertible Subordinated Note Purchase Agreement by and between the Company and certain parties which are not affiliates of the Company, the Company issued its 7.25% Convertible Subordinated Notes due on May 1, 2001 (the "1996 Notes"), in an aggregate principal amount of $1,350,000. The aggregate consideration paid for the 1996 Notes was $1,350,000. In addition, 1996 Notes in an aggregate principal amount of $900,000 were acquired by Hoover Capital on behalf of certain of its clients on the same terms and subject to the same conditions as contemporaneous sales to other parties. Based, in part, on representations made by each purchaser of such securities, the Company believes that the issuance and sale of the 1996 Notes was made in reliance on the exemption from registration under section 4(2) of the Securities Act.

Item 16.          Exhibits and Financial Statement Schedules

        (a)       Exhibits

Exhibit
Number                       Description

   +3.1           Amended and Restated Articles of Organization of the Registrant.


    3.2 Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

    4.1           Escrow Agreement by and among the Registrant and the parties named therein, incorporated by reference to Exhibit 4.1 of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

    4.2           Subordinated Note & Warrant Purchase Agreements, incorporated by reference to
                  Exhibit 10.7 of Stocker & Yale's Form 10-SB, as amended, filed on November 2,
                  1995.

   *5.1           Opinion of Goodwin, Procter & Hoar LLP as to the legality of Stocker & Yale's shares of Common Stock.

10.1 (a)          Credit Agreement, dated as of March 6, 1995, by and between the Registrant and
                  Shawmut Bank, N.A., incorporated by reference to Exhibit 10.1(a) of Stocker &
                  Yale's Form 10-SB, as amended, filed on November 2, 1995.

10.1 (b)          Waiver and Amendment No. 1 to the Credit Agreement, dated as of August, 16, 1995, incorporated by reference to Exhibit 10.1(b) of Stocker & Yale's Form 10-SB, as
                  amended, filed on November 2, 1995.

10.1 (c)          Consent under, and Second Amendment, to Credit Agreement and Amendment to
                  Term Note, dated as of August 25, 1995, incorporated by reference to Exhibit 10.1(c)
                  of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

10.1 (d)          Waiver and Amendment No. 3 to the Credit Agreement, dated as of March 15, 1996, incorporated by reference to Exhibit 10.14 of Stocker & Yale's Form 10-KSB for the
                  fiscal year ended December 31, 1995.

10.1 (e)          Waiver of certain provisions of the Credit Agreement dated May 24, 1996, incorporated by reference to Exhibit 10.1 of Stocker & Yale's Form 10-QSB for the
                  period ended June 30, 1996.

10.1 (f)          Waiver of certain provisions of the Credit Agreement dated July 31, 1996, incorporated by reference to Exhibit 10.2 of Stocker & Yale's Form 10-QSB for the
                  period ended June 30, 1996.

10.1 (g)          Amendment No. 4 to the Credit Agreement, dated August 13, 1996, for the fiscal year ending December 31, 1996, incorporated by reference to Exhibit 10.3 of Stocker &
                  Yale's Form 10-QSB for the period ending June 30, 1996.

                                                       II-5


   10.2           Security Agreement, dated March 6, 1995, by and between the Registrant and
                  Shawmut Bank, N.A., incorporated by reference to Exhibit 10.2 of Stocker & Yale's
                  Form 10-SB, as amended, filed on November 2, 1995.


   10.3           Mortgage (Michigan), incorporated by reference to Exhibit 10.3 of Stocker & Yale's
                  Form 10-SB, as amended, filed on November 2, 1995.

   10.4           Promissory Note, due September 1, 1996, issued by the Registrant  to Beverly
                  Hospital Corporation, incorporated by reference to Exhibit 10.4 of Stocker & Yale's
                  Form 10-SB, as amended, filed on November 2, 1995.

   10.5           Mortgage (New Hampshire), incorporated by reference to Exhibit 10.5 of Stocker &
                  Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.6 Purchase and Sale Agreement, dated as of August 28, 1995, by and between the Registrant and John Hancock Mutual Life
                  Insurance Company, incorporated by reference to Exhibit 10.6 of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.7 (a)       Form of Convertible Subordinated Note Purchase Agreement by and between the
                  Registrant and the Purchaser named therein, incorporated by reference to Exhibit 4.1 of Stocker & Yale's Form 10-QSB for the period ended March 31, 1996.

   10.8 (d)       Form of Nonqualified Option Agreement for Outside Directors under the Amended and Restated 1994 Stock Option Plan, incorporated by reference to Exhibit 10.8(d) of
                  Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.9           Form of Option Agreement for Outside Directors outside the Amended and Restated
                  1994 Stock Option Plan, incorporated by reference to Exhibit 10.9 of Stocker &
                  Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.10 1995 Senior Management Profit Sharing Plan, incorporated by reference to Exhibit 10.10 of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.11          1994 Employee Stock Bonus Plan, incorporated by reference to Exhibit 10.11 of
                  Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.12          1995 Employee Stock Bonus Plan, incorporated by reference to Exhibit 10.12 of
                  Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.13(a)       1996 Stock Option and Incentive Plan, incorporated by reference to Exhibit A of
                  Stocker & Yale's Proxy Statement for the 1996 Annual Meeting of Stockholders, filed on April 3, 1996.

   10.13(b) Form of Incentive Option Agreement for employees under the 1996 Stock Option and Incentive Plan, incorporated by reference to Exhibit 10.13(b) of Stocker & Yale's Form 10-KSB, for the fiscal year ended December 31, 1995.

   10.13(c)       Form of Nonqualified Option Agreement for employees under the Restated 1995 Stock
                  Option Plan, incorporated by reference to Exhibit 10.13(d) of Stocker & Yale's Form
                  10-FSB, for the fiscal year ended December 31, 1995.

   21.1           Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 of Stocker
                  & Yale's Form 10-SB, as amended, filed on November 2, 1995.


                                      II-6



  *23.1           Consent of Goodwin, Procter & Hoar LLP (included in their opinion, filed as Exhibit 5.1 hereto).

  *23.2           Consent of Arthur Andersen LLP.

  +24.1           Power of Attorney (included on signature page of Registration Statement as filed).

----------------------


    *             Filed herewith.
    +             Previously filed.

        (b)       Financial Statement Schedules

Item 17.          Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed n the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, (the "Securities Act") the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of New Hampshire, on this 17th day of October, 1996.


                                                STOCKER & YALE, INC.


                                                By:   /s/ Mark W. Blodgett
                                                     Mark W. Blodgett
                                                     Chairman and
                                                     Chief Executive Officer



       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


              Signature                                            Title
   /s/ Mark W. Blodgett                              Chairman of the Board of                  October 17, 1996
------------------------------------                 Directors and Chief Executive
          Mark W. Blodgett                           Officer (Principal Executive
                                                     Officer)


                  *                                  President and Director                    October 17, 1996
------------------------------------
            James Bickman


                  *                                  President of Stilson Division             October 17, 1996
------------------------------------                 and Director
          Alex W. Blodgett


                  *                                  Director                                  October 17, 1996
------------------------------------
          Clifford L. Abbey


                  *                                  Director                                  October 17, 1996
------------------------------------
         Robert G. Atkinson


                  *                                  Director                                  October 17, 1996
------------------------------------
          Hubert R. Marleau


                  *                                  Director                                  October 17, 1996
------------------------------------
           John M. Nelson



                                      II-9




                  *                                  Senior Vice President of                  October 17, 1996
------------------------------------                 Finance and Treasurer
        Susan Hojer Sundell                          (Principal Financial and
                                                     Accounting Director)




*By:   /s/ Mark W. Blodgett
       ------------------------------------
       Mark W. Blodgett
       Attorney-in-Fact

                                  Exhibit Index

Exhibit
Number                                               Description                                           Page No.

   +3.1           Amended and Restated Articles of Organization of the Registrant.


    3.2 Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

    4.1           Escrow Agreement by and among the Registrant and the parties named therein, incorporated by reference to Exhibit 4.1 of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

    4.2           Subordinated Note & Warrant Purchase Agreements, incorporated by reference to
                  Exhibit 10.7 of Stocker & Yale's Form 10-SB, as amended, filed on November 2,
                  1995.

   *5.1           Opinion of Goodwin, Procter & Hoar LLP as to the legality of Stocker & Yale's shares of Common Stock.

   10.1 (a)       Credit Agreement, dated as of March 6, 1995, by and between the Registrant and
                  Shawmut Bank, N.A., incorporated by reference to Exhibit 10.1(a) of Stocker &
                  Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.1 (b)       Waiver and Amendment No. 1 to the Credit Agreement, dated as of August, 16, 1995, incorporated by reference to Exhibit 10.1(b) of Stocker & Yale's Form 10-SB, as
                  amended, filed on November 2, 1995.

   10.1 (c)       Consent under, and Second Amendment, to Credit Agreement and Amendment to
                  Term Note, dated as of August 25, 1995, incorporated by reference to Exhibit 10.1(c)
                  of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.1 (d)       Waiver and Amendment No. 3 to the Credit Agreement, dated as of March 15, 1996, incorporated by reference to Exhibit 10.14 of Stocker & Yale's Form 10-KSB for the
                  fiscal year ended December 31, 1995.

   10.1(e)        Waiver of certain provisions of the Credit Agreement dated May 24, 1996, incorporated by reference to Exhibit 10.1 of Stocker & Yale's Form 10-QSB for the
                  period ended June 30, 1996.

   10.1(f)        Waiver of certain provisions of the Credit Agreement dated July 31, 1996, incorporated by reference to Exhibit 10.2 of Stocker & Yale's Form 10-QSB for the
                  period ended June 30, 1996.

   10.1(g)        Amendment No. 4 to the Credit Agreement, dated August 13, 1996, for the fiscal year ending December 31, 1996, incorporated by reference to Exhibit 10.3 of Stocker &
                  Yale's Form 10-QSB for the period ending June 30, 1996.

   10.2           Security Agreement, dated March 6, 1995, by and between the Registrant and
                  Shawmut Bank, N.A., incorporated by reference to Exhibit 10.2 of Stocker & Yale's
                  Form 10-SB, as amended, filed on November 2, 1995.

   10.3           Mortgage (Michigan), incorporated by reference to Exhibit 10.3 of Stocker & Yale's
                  Form 10-SB, as amended, filed on November 2, 1995.






   10.4           Promissory Note, due September 1, 1996, issued by the Registrant  to Beverly
                  Hospital Corporation, incorporated by reference to Exhibit 10.4 of Stocker & Yale's
                  Form 10-SB, as amended, filed on November 2, 1995.

   10.5           Mortgage (New Hampshire), incorporated by reference to Exhibit 10.5 of Stocker &
                  Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.6 Purchase and Sale Agreement, dated as of August 28, 1995, by and between the Registrant and John Hancock Mutual Life
                  Insurance Company, incorporated by reference to Exhibit 10.6 of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.7 (a)       Form of Convertible Subordinated Note Purchase Agreement by and between the
                  Registrant and the Purchaser named therein, incorporated by reference to Exhibit 4.1 of Stocker & Yale's Form 10-QSB for the period ended March 31, 1996.

   10.8 (d)       Form of Nonqualified Option Agreement for Outside Directors under the Amended and Restated 1994 Stock Option Plan, incorporated by reference to Exhibit 10.8(d) of
                  Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.9           Form of Option Agreement for Outside Directors outside the Amended and Restated
                  1994 Stock Option Plan, incorporated by reference to Exhibit 10.9 of Stocker &
                  Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.10 1995 Senior Management Profit Sharing Plan, incorporated by reference to Exhibit 10.10 of Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.11          1994 Employee Stock Bonus Plan, incorporated by reference to Exhibit 10.11 of
                  Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.12          1995 Employee Stock Bonus Plan, incorporated by reference to Exhibit 10.12 of
                  Stocker & Yale's Form 10-SB, as amended, filed on November 2, 1995.

   10.13(a)       1996 Stock Option and Incentive Plan, incorporated by reference to Exhibit A of
                  Stocker & Yale's Proxy Statement for the 1996 Annual Meeting of Stockholders, filed on April 3, 1996.

   10.13(b) Form of Incentive Option Agreement for employees under the 1996 Stock Option and Incentive Plan, incorporated by reference to Exhibit 10.13(b) of Stocker & Yale's Form 10-KSB, for the fiscal year ended December 31, 1995.

   10.13(c)       Form of Nonqualified Option Agreement for employees under the Restated 1995 Stock
                  Option Plan, incorporated by reference to Exhibit 10.13(d) of Stocker & Yale's Form
                  10-FSB, for the fiscal year ended December 31, 1995.

   21.1           Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 of Stocker
                  & Yale's Form 10-SB, as amended, filed on November 2, 1995.

  *23.1 Consent of Goodwin, Procter & Hoar LLP (included in their opinion, filed as Exhibit 5.1 hereto).




  *23.2           Consent of Arthur Andersen LLP.

  +24.1           Power of Attorney (included on signature page of Registration Statement as filed).

----------------------



    *             Filed herewith
    +             Previously filed.